UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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☐	Soliciting Material Pursuant to §240.14a-12

GETTY REALTY CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GETTY REALTY CORP.
292 MADISON AVENUE, 9TH FLOOR,
NEW YORK, NEW YORK 10017-6376

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 26, 2022

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Getty Realty Corp., a Maryland corporation (the “Company”), will be held on April 26, 2022 at 2:30 p.m. Eastern Time in a virtual format only. You will not be able to attend the Annual Meeting in person. To be admitted to the virtual Annual Meeting, you should go to www.virtualshareholdermeeting.com/GTY2022 and enter the control number found on your proxy card (“Proxy Card”), voting instruction form or Notice of Internet Availability of Proxy Materials. You will be deemed present and may vote at the virtual Annual Meeting by following the instructions available on the meeting website during the meeting.

As set forth in the attached proxy statement, the Annual Meeting will be held for the following purposes:

(1)	to elect a Board of Directors of seven directors to hold office until our 2023 annual meeting and until their successors are elected and qualified;
(2)	to hold an advisory vote to approve named executive officer compensation;
(3)	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
(4)	to approve an amendment to the charter of the Company to provide both the Board of Directors and the stockholders the power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms set forth in the Articles of Amendment attached as Appendix A to this Proxy Statement.

We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Proxy Statement accompanying this Notice more fully describes the proposals to be voted on at the Annual Meeting.

Only stockholders of record at the close of business on March 3, 2022 are entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof.

On or about March 17, 2022, we are furnishing proxy materials to our stockholders through the internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many stockholders will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability of Proxy Materials”) instead of a paper copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, our Proxy Card, and our Annual Report to Stockholders. We believe that this process gives us the opportunity to serve our stockholders more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and postage. Stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. The Notice of Internet Availability of Proxy Materials instructs you how to access and review the proxy materials and our Annual Report beginning on March 17, 2022. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy over the internet.

New York, New York	By Order of the Board of Directors,
March 16, 2022
/s/ Joshua Dicker

Joshua Dicker
Executive Vice President, General Counsel and Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, PLEASE READ THE PROXY STATEMENT AND COMPLETE A PROXY CARD FOR YOUR SHARES AS SOON AS POSSIBLE. YOU MAY VIA THE INTERNET AUTHORIZE A PROXY HOLDER TO VOTE YOUR SHARES BY FOLLOWING THE INSTRUCTIONS ON THE WEBSITE INDICATED IN THE NOTICE MAILED TO YOU REGARDING THE AVAILABILITY OF PROXY MATERIALS. IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, YOU SHOULD PROVIDE INSTRUCTIONS TO YOUR BROKER, BANK, NOMINEE OR OTHER INSTITUTION ON HOW TO VOTE YOUR SHARES. YOU MAY ALSO REQUEST A PAPER PROXY CARD TO SUBMIT YOUR VOTE BY MAIL. IF YOU VIRTUALLY ATTEND THE ANNUAL MEETING AND VOTE VIA THE MEETING WEBSITE, THAT VOTE WILL REVOKE ANY PROXY YOU MAY HAVE PREVIOUSLY SUBMITTED. IF YOU HOLD SHARES IN THE NAME OF A BROKERAGE FIRM, BANK, NOMINEE OR OTHER INSTITUTION, THEN, IN ORDER TO VOTE YOUR SHARES VIA THE MEETING WEBSITE DURING THE MEETING, YOU MUST ENTER THE CONTROL NUMBER FOUND ON YOUR PROXY CARD, VOTING INSTRUCTION FORM OR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

GETTY REALTY 2022 Proxy Statement	3

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Proxy Summary

2022 Annual Meeting of Stockholders

Date and Time:	Place:	Record Date:

April 26, 2022	Virtually at	March 3, 2022
at 2:30 p.m. Eastern Time	www.virtualshareholdermeeting.com/GTY2022

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all the information that you should consider before voting. Please carefully read the complete Proxy Statement and Getty’s Annual Report on Form 10-K before voting.

Annual Meeting Information

This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Getty Realty Corp. (hereinafter called the “Company” or “Getty”), to be voted at the Company’s Annual Meeting to be held in a virtual format only at www.virtualshareholdermeeting.com/GTY2022 on April 26, 2022 at 2:30 p.m. Eastern Time, and at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes of (1) electing seven directors to Getty’s Board of Directors; (2) holding an advisory vote to approve named executive officer compensation; (3) ratifying the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and (4) approving an amendment to the charter of the Company to provide both the Board of Directors and the stockholders the power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms set forth in the Articles of Amendment attached as Appendix A to this Proxy Statement. We will also transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Record Date, Voting Rights, Outstanding Shares and Quorum

At the close of business on March 3, 2022, the record date for stockholders entitled to notice of and to vote at the Annual Meeting, there were 46,720,268 shares of Getty common stock outstanding. Only the holders of record of our common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Each outstanding share of common stock is entitled to one vote. The shares of common stock vote as a single class. In order to constitute a quorum at the Annual Meeting, there must be present virtually or represented by proxy stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting as of the record date.

Under Maryland law, shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker, bank, nominee or other record holder which are present virtually or by proxy at the Annual Meeting, but with respect to which such broker, bank, nominee or other record holder lacks discretionary authority to vote the shares and has not received voting instructions from the beneficial owner of the shares to vote on a particular proposal and is thus not empowered by the beneficial owner to vote the shares on such proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Voting Requirements

If your shares are held in the name of a broker, bank, nominee or other record holder, you will receive instructions from the holder of record on how to vote your shares. You must follow the instructions of the holder of record in order for your shares to be voted. If your shares are not registered in your own name and you plan to vote your shares during the Annual Meeting, you should go to the meeting website and enter the control number found on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”).

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If your shares are registered directly in your name with our transfer agent, you are a “stockholder of record,” and you may vote your shares:

■	Online: Go to http://www.proxyvote.com and follow the instructions

■	By Telephone: Call toll-free 1-800-690-6903 and follow the instructions

■	By Mail: Complete, sign, date and return your proxy card in the enclosed envelope

■	Virtually In-Person: Virtually attend the Annual Meeting and vote your shares

All valid proxies received before the Annual Meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy with respect to any one or more of the proposals, the shares will be voted in favor of such proposal(s). At the discretion of the persons named on the enclosed proxy card or vote instruction form, such proxy holder may also vote on any other matter that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Vote Required

If a quorum is achieved at the Annual Meeting, the following voting requirements will apply:

1.	Election of Directors. The affirmative vote of a plurality of all votes cast at the Annual Meeting at which a quorum is present is required for the election of each nominee to our Board of Directors. With respect to each director nominee, you may vote “for” such nominee or “withhold” your vote as to such nominee. If you “withhold” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Director nominees with the most votes cast “for” such nominee’s election will be elected to our Board of Directors.

■	For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

2.	Advisory vote to approve named executive officer compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is necessary to approve the advisory vote on named executive compensation.

■	For purposes of the advisory vote to approve the named executive officer compensation, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

This vote on named executive officer compensation is not binding on the Board of Directors or Getty. The Board of Directors, however, will consider the results of the vote when considering future named executive compensation arrangements.

3	Ratify the appointment of PricewaterhouseCoopers LLP. The affirmative vote of a majority of the votes cast at the Annual Meeting at which a quorum is present is required to ratify the appointment of PricewaterhouseCoopers LLP, as the independent registered public accounting firm.

■	For purposes of the appointment of PricewaterhouseCoopers LLP, abstentions are not considered votes cast and will have no effect on the outcome of this proposal. (The ratification of the appointment of auditors is considered a “routine” matter under The New York Stock Exchange (“NYSE”) rules for which brokers, banks, nominees or other record holders have discretionary authority to vote without receiving instructions from the beneficial owner of the shares. See “Broker Non-Votes” below for further information.)

4.	Approve the Charter Amendment Proposal. The affirmative vote of a majority of all the votes entitled to be cast on the proposal at the Annual Meeting is required for approval of the amendment to the charter of the Company to provide both the Board of Directors and the stockholders the power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms set forth in the Articles of Amendment attached as Appendix A to this Proxy Statement (which we refer to herein as, the “Charter Amendment Proposal”).

■	For purposes of the Charter Amendment Proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

6	GETTY REALTY 2022 Proxy Statement

Broker Non-Votes

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker, bank, nominee or other record holder holding the shares as to how to vote on matters deemed “non-routine” under NYSE rules and, therefore, lacks discretionary authority to vote the shares without voting instructions from the beneficial owner. Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker, bank, nominee or other record holder holding the shares. If the beneficial owner does not provide voting instructions, the broker, bank, nominee or other record holder can still vote the shares with respect to matters that are considered to be “routine” under NYSE rules but cannot vote the shares with respect to “non-routine” matters. With respect to the four proposals set forth in this Proxy Statement, only Proposal 3 – Ratification of the Appointment of Independent Registered Public Accounting Firm – is considered to be “routine” and brokers, banks, nominees or other record holders will have discretionary voting power with respect to such proposal. We encourage you to provide instructions to your broker, bank, nominee or other record holder regarding the voting of your shares in order to ensure that your shares are represented at the Annual Meeting. See “Vote Required” section above for the treatment of broker non-votes with respect to each of the four proposals.

If you vote by proxy, the individuals named on the proxy card (your “proxies” or “proxy holders”) will vote your shares in the manner you indicate.

Revocation of Proxies

You may revoke your proxy at any time prior to it being exercised. Record holders may revoke their proxy by voting via the website during the meeting or by submitting a new proxy, dated after the date of the proxy to be revoked, to the Secretary of the Company at the Company’s address shown on the cover page of this Proxy Statement, prior to the Annual Meeting. If your shares are held in “street name,” you must contact your broker, bank, nominee or other record holder for instructions on revoking your proxy.

Solicitation of Proxies

We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request brokers, banks, nominees or other record holders, custodians and fiduciaries to solicit customers for whom they hold our stock, and we will reimburse them for their reasonable, out-of-pocket costs in connection with the solicitation of proxies. We may also use the services of our officers, directors and others to solicit proxies personally or by telephone, without additional compensation.

Notice Regarding the Internet Availability of Proxy Materials

From the date of mailing of the Notice of Internet Availability through the conclusion of the Annual Meeting, stockholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our Annual Report to Stockholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The designated website contains instructions as to how to vote your shares over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

The rules and regulations adopted by the Securities and Exchange Commission (the “SEC”) permit us to deliver a single Notice of Internet Availability or set of Annual Meeting materials to one address shared by two or more of our stockholders. We have delivered only one copy of the Notice of Internet Availability or set of Annual Meeting materials to multiple stockholders who share the same address, unless we received contrary instructions from the affected stockholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the Notice of Internet Availability or set of proxy materials to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice of Internet Availability or sets of proxy materials, contact Broadridge Financial Solutions, Inc. (“Broadridge”) at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices of Internet Availability of Proxy Materials or set of proxy materials for your household, please contact Broadridge at the above phone number or address.

The Notice of Internet Availability or set of proxy materials will be sent to stockholders, and will be available on the internet, on or about March 17, 2022.

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Voting Items and Board of Directors Recommendations

	Proposal Description	Board Vote Recommendation	Page Number with More Information

Proposal 1	Election of seven Directors	“FOR” all nominees	15

Proposal 2	Advisory vote to approve named executive officer compensation	“FOR”	46

Proposal 3	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2022	“FOR”	49

Proposal 4	Approve an amendment to the charter of the Company to provide both the Board of Directors and the stockholders the power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms set forth in the Articles of Amendment attached as Appendix A to this Proxy Statement.	“FOR”	50

Performance Highlights

We achieved another year of increased profitability in 2021, as measured by Adjusted Funds From Operations (“AFFO”) per share, which supported another material increase in cash dividends to common stockholders.

Our emphasis on expanding our platform and growing our portfolio drove the most diverse set of annual acquisitions in our history in 2021. We acquired a variety of high-quality convenience, automotive and other freestanding retail properties, while adding relationships with eight new tenants and geographic exposure to four new states across the country.

We continued our commitment to an investment grade credit profile in 2021, raising a record amount of equity under our at-the-market (“ATM”) equity program, accretively refinancing our unsecured revolving credit facility, and maintaining strong credit metrics.

Equity	Debt	Credit Metrics

■ Increased ATM program to $250 million ■ Raised $94.1 million of common equity	■ Refinanced $300 million revolving credit facility ■ Extended term, reduced interest rate and improved covenant provisions	■ BBB-Fitch rating affirmed ■ 4.6x net debt / EBITDA ■ 4.2x fixed charge coverage

8	GETTY REALTY 2022 Proxy Statement

Executive Compensation Highlights

Our executive compensation program currently involves a combination of annual cash compensation, discretionary incentive compensation, including both cash and equity incentive awards, retirement and other plans, and perquisites and other benefits.

We aim to develop and implement compensation programs that are designed to encourage high performance, promote accountability, and assure that executives’ interests are aligned with the interests of our stockholders.

The majority of the compensation awarded to executives is variable in nature and dependent on Company and individual performance. Additionally, approximately half of 2021 executive compensation was in the form of equity incentive awards, further aligning executives’ interests with stockholders.

In making executive compensation determinations, we also consider the results of the non-binding, advisory stockholder votes on our executive compensation program. Our stockholders have approved our executive compensation program each year since the advisory vote was first sought, including by at least 95% of votes cast in each of the last three years.

Please see the section of this Proxy Statement below titled “Executive Compensation” for a detailed discussion of our executive compensation program and compensation philosophy, including detailed information regarding 2021 compensation of our NEOs.

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Business Philosophy

Our objective is to generate sustained earnings growth, which in turns drives sustained growth in cash dividends to common stockholders, and to do so over the long term without negatively altering our risk profile. To this end, our investment strategy combines comprehensive transaction underwriting and lease structuring with certain macro perspectives that guide capital allocation decisions across property types, tenants and transactions. We focus our efforts on freestanding retail properties that are tied to convenience and automobility, exhibit strong underlying real estate characteristics – including access, visibility and synergies with nearby retailers – are located in high-density metropolitan areas, and are leased to national and regional operators.

Getty Realty Investment Perspectives

■	Automobility is power agnostic and remains the dominant form of consumer transportation

■	Mobile consumers increasingly prioritize convenience, service, and speed

■	Convenience & automotive retailers are essential businesses, and e-commerce & recession resistant

■	Markets experiencing population and traffic growth realize increased consumer demand

■	Institutional consolidation of fragmented sectors creates transaction opportunities

■	Versatile real estate retains land value and provides alternate use potential

We seek to grow and enhance our portfolio through accretive investments and active asset management. We acquire new properties through sale leaseback transactions, development funding for new-to-industry construction, and the acquisition of properties with in-place leases, and also selectively redevelop assets within our existing portfolio.

We place a premium on establishing long-term relationships with tenants and regularly look to form new relationships. We believe that a relationship-driven approach mitigates risk and drives efficiencies for originating and underwriting new investment opportunities given our familiarity with the underlying tenant credit and business operations.

Lastly, we are committed to maintaining an investment grade credit profile, including low-to-moderate leverage, ample liquidity and access to capital, and a flexible, unencumbered balance sheet. We believe that this capital structure philosophy helps to facilitate growth and mitigate risk across fluctuating market cycles.

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Corporate Responsibility

We are committed to good corporate citizenship and business practices that serve all of our stakeholders. We recognize the importance of environmental, social and governance (“ESG”) issues and incorporate ESG considerations into our business practices and decision-making processes. We believe the growth and sustainability of our business depends on a broad array of factors, including a continuing focus on investments in our people, ethics and integrity, and support of our environmental programs.

Our ESG efforts continued to evolve in 2021 with our initial disclosures regarding our programs on our website and in certain of our corporate marketing materials. We anticipate publishing our first standalone corporate responsibility report in 2022 and look forward to pursuing initiatives that further our corporate citizenship and service to all of our stakeholders.

Our People: Social Responsibility and Human Capital Development

We believe that our people are the foundation of our success, and we are committed to ensuring that they are provided a safe and healthy workplace, and are engaged, both professionally and socially. Our Business Conduct Guidelines and Employee Handbook govern our professional conduct and ethics with respect to our people, our partners, our health and safety, and our information technology security.

Employee Health and Wellness

We took swift and decisive action at the onset of the COVID-19 pandemic to provide our employees with a safe workplace by investing in and instituting Company-wide work-from-home policies. We subsequently adopted health screening and hygiene protocols, implemented office de-densification and distancing strategies, and supplied sanitization and protective equipment to ensure a safe return to the office.

While our business operations were not significantly disrupted by the COVID-19 pandemic during 2021, our team continued to demonstrate resiliency and agility in responding to a frequently changing work environment and related challenges that arose as a result of the pandemic. We prioritized empathy and flexibility to support the safety, health, and security of each member our team and worked to ensure that they were able to meet their personal and family needs, as well as their professional goals.

Health and Wellness Highlights

■	Expansive paid time-off benefits and flexible work schedules

■	Programs for paid parental leave and adoption assistance reimbursement

■	Comprehensive medical and dental insurance with substantially all premiums paid by the company

■	Company-funded healthcare reimbursement accounts and pre-tax employee-funded flexible spending accounts

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Employee Benefits and Compensation

In addition to programs to support their health and wellness, our team members are provided a comprehensive compensation and benefits package, including competitive base salaries, cash and equity incentive awards, multiple retirement savings programs and commuter benefits programs. Further, we encourage the professional development of our employees through in-person trainings and online learning resources and regularly support and pay for external education classes and seminars requested by our employees if doing so will advance their work-related skills or professional development.

Benefits and Compensation Highlights

■	Cash and equity incentive awards for all team members

■	Profit sharing program and 401(k) plan with partial Company match

■	Company-funded commuter reimbursement accounts and a pre-tax employee-funded commuter benefits program

■	Comprehensive health and wellness benefits as highlighted above

Diversity and Inclusion

We aim to foster a diverse and inclusive work environment. Women currently comprise 48% of our full-time team at various levels throughout our organization. We expect our workplace to be free from discrimination and harassment on the basis of color, race, sex, national origin, ethnicity, religion, disability, sexual orientation, gender identification or expression, and any other legally-protected status. Our Business Conduct Guidelines and Employee Handbook govern our professional conduct and ethics and we conduct annual training to prevent harassment and discrimination and monitor employee conduct year-round.

Corporate Citizenship and Philanthropy

We appreciate the important role that our team and the Company can play in the communities in which we live and operate. We support individual volunteerism and provide team members with work schedule flexibility to support causes and organizations that are meaningful to them. In 2022, we expect to expand our corporate citizenship and philanthropy efforts by evaluating opportunities to support organizations selected by our team members through corporate volunteerism and Company giving, including a Company matching program for individual donations.

Our Planet: Environmental Stewardship

As an organization, we place a high priority on the protection of our assets, communities, and the environment. Our team includes full-time environmental experts who perform due diligence to support our investment activity and actively manage a program to oversee legacy environmental remediation for which we are responsible. In addition, our leases require tenants to comply with environmental laws and regulations, and, for operations with environmental susceptibility, to have insurance to protect against environmental impacts that arise during their tenancy. We also emphasize sustainability at our new corporate headquarters where we utilize energy efficient computer equipment, filtered water machines and timed or sensor-controlled HVAC and lighting systems, among other sustainability practices.

Environmental Due Diligence

Our acquisition due diligence process includes thorough environmental review and analysis, including environmental site assessments to understand the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and the operations thereon meet environmental standards.

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Environmental Compliance

Our properties are leased to tenants under triple-net leases which make tenants contractually responsible for compliance with environmental laws and regulations and for remediation of all environmental contamination that arises from their occupancy. We take appropriate measures, including enforcement when necessary, to assure that our tenants comply with these contractual provisions for the benefit of the environment. Our leases also require tenants who conduct environmentally susceptible operations to have comprehensive insurance, and we maintain additional pollution coverage throughout our portfolio of properties with higher environmental exposure.

In addition, we maintain a robust, well-staffed and actively managed program to oversee environmental remediation for which the Company is responsible, develop strategies and enhance processes for compliance with environmental laws and regulations by the Company and our tenants, and conduct appropriate operational surveillance of environmental risk and exposure for our real estate holdings.

Sustainability at Our Properties

Under our triple-net leases, tenants are responsible for operating the businesses conducted at our sites, keeping the properties in good order and repair, and making capital investments as they deem appropriate to optimize their business operations. As such, it is our tenants who control the environmental impact of their operations, including energy efficiency, water usage, and waste and recycling practices, and decide when and how to adopt environmentally sustainable practices and make related investments.

Based on recent communications with our tenants, we are pleased to report that many have already completed environmental and sustainability projects, including upgrading to LED lighting, installing energy efficient coolers and HVAC units, and, in select cases, installing EV charging stations at our properties. We appreciate that many of our tenants have completed these “green” projects with their own capital and/or have taken advantage of government and other subsidies for qualifying renewable energy technologies and projects.

While we have always supported and encouraged these tenant investments, as part of our commitment to ESG, we recently implemented our “Getty Green Loans” program to provide low-cost loans to our tenants for the express purpose of investing in environmental and sustainability projects. As a net lease landlord, we trust our tenants to identify the investments they deem appropriate to successfully operate their business at each site we own. With Getty Green Loans, we hope to reinforce our position as a business partner, while providing additional incentive to prioritize green projects as they continue to enhance their operations and our properties.

Sustainability at Our Corporate Headquarters

We recently leased new corporate office space in New York City and emphasized sustainability with respect to certain elements of our build out and subsequent office policies. Our new office space was outfitted with energy efficient computer equipment, filtered water machines, and timed or sensor-controlled HVAC and lighting systems. Our office policies include various recycling programs, no plastic cups or utensils, and a commitment to reduce paper use. Our commuter benefits program encourages the use of public transportation or ride sharing.

Our Practices: Corporate Governance and Ethical Business Practices

We are dedicated to maintaining high standards for corporate governance predicated on integrity and transparency. Our Board of Directors is directly engaged with the critical initiatives that help us establish and maintain our policies related to sustainability, corporate citizenship, and effective governance. In that regard, our Board has delegated oversight of our ESG efforts to our Nominating/Corporate Governance Committee, and oversight of enterprise risk management and risk mitigation, including with respect to information security and data protection, to our Audit Committee.

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Corporate Governance Highlights

■	We have an independent Board of Directors, including our Chairman and all of our committees

■	We hold annual elections for all of our Directors

■	We have restrictions on over-boarding

■	We maintain anti-hedging and anti-pledging policies

■	We have no poison pill provisions

■	This proxy statement includes a proposal to amend our Charter to allow stockholders the authority to amend our bylaws

■	We have opted out of applicable provisions of the Maryland Unsolicited Takeover Act (MUTA) relating to our Board’s right to self-classify

■	Our Board of Directors and executive management team maintain significant stock ownership in our Company

Board Composition

We value independence and are committed to broadening diversity on our Board of Directors. Six of our seven Directors are independent, including our Chairman, and all of our committees are independent. In 2021, we enhanced the diversity of our Board from both a gender and underrepresented communities perspective, and our Corporate Governance Guidelines affirm that diversity (based on factors commonly associated with diversity such as race, gender, national origin, religion, and sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of the elements to be considered in evaluating a particular director candidate.

We seek to ensure our Board of Directors has diversity of background, expertise, perspective, age, gender identity, ethnicity, and tenure on the Board

86% Independent All of our directors other than our CEO are independent ’

14	GETTY REALTY 2022 Proxy Statement

Proposal No. 1

Election of Directors (Item No. 1 on the Proxy Card)

Nominees for Election at the Annual Meeting

Getty’s directors are elected at each annual meeting of stockholders and hold office for a term of one year and until their respective successors are elected and qualified. The Board of Directors has nominated seven candidates for election as directors for a one-year term ending at the 2023 annual meeting of the Company’s stockholders or when their successors are duly elected and qualified.

The affirmative vote of a plurality of all votes cast at the Annual Meeting is required for the election of each nominee to our Board of Directors. With respect to each director, you may vote “for” such nominee or “withhold” your vote as to such nominee. Director nominees with the most votes cast “for” such nominee’s election will be elected to our Board of Directors. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

You may use the proxy card furnished to you to cast your votes for the election of the Director nominees named in the table below. In the event that any of the nominees should become unable or unwilling to serve as a director prior to the Annual Meeting, we intend to vote your proxy “for” the election of the substitute nominee, if any, who is designated by the Board of Directors (unless the proxy contains instructions to the contrary). For additional information about how we identify and evaluate nominees for director, see “Committees – Nominating/Corporate Governance Committee” at page 23 of this Proxy Statement.

Set forth below is information regarding the directors nominated for election at the Annual Meeting, including background information and information regarding the specific experience, qualifications, attributes and skills that support the conclusion that these nominees should serve as directors of Getty. We believe that our Board of Directors is comprised of a makeup of individuals with a diversity of professional, personal, and experiential backgrounds, including with respect to skills, education, industry experience, and demographic characteristics such as age, gender, ethnicity and geographic location. For additional information regarding the particular skills represented on our Board of Directors, see the “Experience and Qualifications Represented on the Board” section below on page 19 of this Proxy Statement.

Milton Cooper – 93

Mr. Cooper has served as a director of Getty since 1971 and as Chairman of the Compensation Committee since 2006.

Mr. Cooper is the Executive Chairman of the Board of Directors for Kimco Realty Corporation (“Kimco”), a NYSE listed real estate investment trust (“REIT”), which is one of the nation’s largest owners and operators of neighborhood and community shopping centers. Mr. Cooper has served as the Chairman of the Board of Directors and Chief Executive Officer of Kimco from its initial public offering in 1991 to 2009 and was a director and President of Kimco prior thereto. In 1956, Mr. Cooper co-founded the predecessor business that became Kimco.

Mr. Cooper is a nationally recognized leader of the modern REIT industry. He has received the National Association of Real Estate Investment Trusts Industry Leadership Award for his significant and lasting contribution to the REIT industry. From 1983 through April 2012, he was also a director of Blue Ridge Real Estate/Big Boulder Corporation, a real estate management and land development firm. Mr. Cooper has also served as a member of the Executive Committee of the Board of Governors of the National Association of Real Estate Investment Trusts.

Mr. Cooper is one of our longest-serving members of our Board of Directors and also one of our largest individual stockholders. Mr. Cooper is a trusted advisor and highly qualified for our Board of Directors.

GETTY REALTY 2022 Proxy Statement	15

Philip E. Coviello – 78

Mr. Coviello has served as a director of Getty since 1996 and as Chairman of the Audit Committee since 2000. Mr. Coviello has also served on the Compensation Committee since 2007 and on the Nominating/Corporate Governance Committee since 1999.

Mr. Coviello has served as a director of Kimco since 2008, serves as Chairman of Kimco’s Audit Committee and also serves on Kimco’s Executive Compensation Committee and Nominating/Corporate Governance Committee. Mr. Coviello was a partner in Latham & Watkins LLP, an international law firm, until his retirement from the firm as of December 31, 2003.

Mr. Coviello’s qualifications to serve on our Board of Directors include his many years of legal experience counseling boards of directors and senior management of public and private companies on a wide range of corporate and securities law issues, including mergers and acquisitions, securities offerings and corporate governance, regulatory compliance and other matters.

Christopher J. Constant – 43

Mr. Constant has served as a director of Getty since January 1, 2016, concurrent with his appointment as President and Chief Executive Officer of the Company effective at that time. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and advanced within the Company to Treasurer in May 2012, Vice President in May 2013, Chief Financial Officer in December 2013, and President and Chief Executive Officer as of January 1, 2016.

Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings.

Mr. Constant’s qualifications to serve on our Board of Directors include his past experience in investment banking, totaling over ten years, including his past leadership role as Vice President in the investment banking firm Morgan Joseph & Co. Inc., and his diverse knowledge of financial and capital markets and corporate development strategies, specifically as they relate to the real estate industry and REITs. In addition, Mr. Constant has extensive knowledge of the Company’s business strategies, finances and operations cultivated through his service as President and Chief Executive Officer since 2016 and in various other executive capacities with the Company since 2010. Mr. Constant has been a driving force behind the execution of numerous specialized projects and strategic initiatives during his tenure at Getty. His knowledge of our business, finances, operations and compliance requirements, and his demonstrated effective leadership within the Company, qualify Mr. Constant as a valuable member of our Board of Directors.

16	GETTY REALTY 2022 Proxy Statement

Mary Lou Malanoski – 65

Ms. Malanoski has served as a director of Getty since October 2018. She has also served as a member of the Audit Committee since October 2018, and as Chair of the Nominating/Corporate Governance Committee since April 2021.

Ms. Malanoski is currently Chief Financial Officer of S2K Partners Co. LLC. Previously, she was the Chief Operating Officer at Morgan Joseph TriArtisan, an investment bank focused on the mid-market, where she also had served as Head of Banking and Chief Financial Officer. Prior to Morgan Joseph TriArtisan, she was a founder and principal of New Street Advisors, a boutique broker-dealer, and New Street Investments, a firm focused primarily on non-control investments in private companies. Prior to New Street Advisors, she was a senior team member at New Street Capital, a private investment firm which managed the assets of the reorganized Drexel Burnham Lambert. Ms. Malanoski began her career as an investment banker at Drexel Burnham Lambert. She is also a member of the Board of Directors for Phibro Animal Health Corporation and served as a member of the Board of Directors for Morgan Joseph TriArtisan from November 2005 until August 2021.

Ms. Malanoski’s qualifications to serve on our Board of Directors include her over 30 years of experience on Wall Street in various roles. Ms. Malanoski is an accomplished leader and an experienced board member who brings a unique and independent perspective to our Board of Directors.

Richard E. Montag – 89

Mr. Montag has served as a director of Getty since 2010. He also has served as a member of the Compensation Committee since 2010 and as a member of the Audit Committee since 2010.

Mr. Montag was a director of FNC Realty Corporation (f/k/a Frank’s Nursery & Crafts, Inc.) from 2004 until 2005; Enterprise Asset Management, Inc. from 2003 until 2004; Hills Stores Company from 1997 to 1998, and Getty Petroleum Marketing Inc. from 1996 until 2000. From 1982 until 1998, Mr. Montag was the Vice President of Real Estate Development for The Richard E. Jacobs Group.

Mr. Montag’s qualifications to serve on our Board of Directors include his demonstrated leadership and management experience and strong understanding of public company governance and operations through his prior service on three public company boards. Mr. Montag also possesses experience as a director of Getty Petroleum Marketing Inc. from October 1996 until December 2000 and as a senior executive in the real estate industry, including his prior position as Vice President with The Richard E. Jacobs Group, one of the nation’s most established and respected owners, developers, and managers of commercial real estate.

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Howard B. Safenowitz – 63

Mr. Safenowitz has served as a director of Getty since December 1998 and was appointed as Chairman of the Board in April 2021. Prior to his appointment as Chairman, Mr. Safenowitz served as Lead Independent Director of Getty from February 2010 to March 2021, Chairman of the Nominating/Corporate Governance Committee from 2005 to March 2021, a member of the Compensation Committee from 1999 to March 2021, and a member of the Audit Committee from 2005 to March 2021.

Together with attributed family interests, Mr. Safenowitz is one of the Company’s largest stockholders. Mr. Safenowitz is the President of Safenowitz Family Corp., an investment firm, since 1997. From 1990 to 2003, he was employed by The Walt Disney Company where he served as Senior Vice President, Business Affairs of Buena Vista Motion Pictures from March 2001 until April 2003 and prior thereto as Vice President, Business Affairs of Walt Disney Pictures and Television from 1996 until 2001. Mr. Safenowitz practiced corporate and transactional law in New York and California from 1983 until joining The Walt Disney Company in 1990. He also served as a director of Getty Petroleum Marketing Inc. from December 1998 until December 2000.

Mr. Safenowitz’s qualifications to serve on our Board of Directors include his significant experience with and knowledge of Getty, along with his prior service as a director of Getty Petroleum Marketing Inc. until December 2000, which together provide him with a valuable perspective on core business matters that face our Company. In addition, his experience as a corporate lawyer, as well as his position as the president of Safenowitz Family Corp. and his past leadership experience at The Walt Disney Company, have provided Mr. Safenowitz demonstrated leadership and management skills contributing to his value as an advisor to our Company.

Evelyn León Infurna – 58

Ms. Infurna was appointed to serve as a director of Getty in July 2021, and immediately subsequent to such appointment, the Board appointed Ms. Infurna to the Nominating/Corporate Governance Committee. Ms. Infurna is a Senior Vice President of Investor Relations with SmartRent.com Inc. Previously she was a Managing Director with ICR, LLC specializing in strategic communications, capital markets advisory and investor engagement for REITs and other real estate companies. Prior to that, Ms. Infurna was a Managing Director in Equity Capital Markets with Citigroup where she was responsible for raising equity capital for companies in the real estate and lodging sectors. Ms. Infurna spent over a decade as a portfolio manager and analyst managing real estate and related securities portfolios with Diamondback, Moore Capital, Amaranth and Barings/ Cornerstone Advisers. She commenced her real estate capital markets career as a Director in equity research with Deutsche Bank. From 2018 through 2021, Ms. Infurna served as an advisory board member to Accesso Partners, a private real estate asset manager based in Miami.

Committee Composition of our Board of Directors

The table below sets forth the Committee appointments of our current directors as of March 3, 2022. Following the retirement in February 2021 of Mr. Leo Liebowitz as Chairman of the Board, Mr. Safenowitz was appointed to the position of Chairman of the Board in April 2021.

	Compensation Committee	Nominating/Corporate Governance Committee	Audit Committee

Evelyn León Infurna		✓
Mary Lou Malanoski		✓CC	✓
Philip E. Coviello Jr.	✓	✓	✓CC
Milton Cooper	✓CC
Richard Montag	✓		✓

✓ = Member

✓CC = Committee Chair

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Experience and Qualifications Represented on our Board of Directors

The matrix below represents some of the key experience and qualifications that our Board of Directors and Nominating/ Corporate Governance Committee has identified as particularly valuable to the effective oversight of the Company and the execution of our strategy. This matrix highlights the depth and breadth of experience and qualifications of our current directors.

Experience/Qualification	Christopher J. Constant	Milton Cooper	Philip E. Coviello Jr.	Evelyn León Infurna	MaryLou Malanoski	Richard E. Montag	Howard B. Safenowitz
Age	43	93	78	58	65	89	63
Gender	Male	Male	Male	Female	Female	Male	Male
Director Since	2016	1971	1996	2021	2018	2010	1998
Independent (NYSE standards)		✓	✓	✓	✓	✓	✓
REIT/Real Estate Experience	✓	✓	✓	✓		✓	✓
Public Company Board Experience	✓	✓	✓	✓	✓	✓	✓
Public Company Executive Leadership	✓	✓		✓	✓		✓
Financially Literate	✓	✓	✓	✓	✓	✓	✓
Audit Committee Financial Expert	✓	✓	✓	✓	✓	✓
Accounting Oversight	✓	✓	✓		✓	✓	✓
Risk Oversight	✓	✓	✓		✓	✓	✓
Capital Markets	✓	✓	✓	✓	✓
Mergers & Acquisitions	✓	✓	✓	✓	✓
Business Acumen/Leadership	✓	✓	✓	✓	✓	✓	✓
Legal/Compliance Oversight	✓	✓	✓		✓	✓	✓
Corporate Governance/Ethics	✓	✓	✓	✓	✓	✓	✓
Human Resources/Compensation Practice	✓	✓	✓		✓	✓	✓
Contributes to Board Diversity (based on race, national origin, ethnicity, religion, sexual orientation or identity, but excluding gender)				✓

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the election of each nominee for director.

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Corporate Governance and Related Matters

Board of Directors and Board Leadership Structure

Our Board of Directors is comprised of Christopher J. Constant, Milton Cooper, Philip E. Coviello, Mary Lou Malanoski, Richard E. Montag, Howard B. Safenowitz, and Evelyn León Infurna, who was appointed in July 2021 to fill the Board of Directors vacancy created by the retirement of Mr. Leo Liebowitz in February 2021. Our Board of Directors is elected by the stockholders to oversee the performance of the Company’s business affairs and to set broad strategy for the Company’s growth. The Board of Directors acts as an advisor to senior management and monitors its performance. It also oversees the Company’s compliance efforts. To help discharge its responsibilities, the Board of Directors has adopted Corporate Governance Guidelines on significant corporate governance issues. The Corporate Governance Guidelines address, among other things, the size and composition of the Board of Directors, director independence, committee membership and structure, meetings and executive sessions, and director selection and training.

The Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and Getty’s Business Conduct Guidelines (which serve as our code of ethics under the Sarbanes-Oxley Act of 2002 and our code of business conduct and ethics under NYSE rules, and covers officers, employees and directors), may all be accessed through the Getty website at www.gettyrealty.com by clicking on “Investors/Corporate Governance”.

The Board of Directors and the Nominating/Corporate Governance Committee are committed to the needs of the Board of Directors and in evaluating possible director candidates will, pursuant to the Director Qualification Standards section of the Company’s Corporate Governance Guidelines, consider multiple factors including the independence, knowledge and judgment, financial literacy, breadth of skills, experience, perspective, and other attributes of a candidate, as well as diversity criteria such as race, gender, national origin, ethnicity, religion, or sexual orientation or identity. The Board of Directors and the Nominating/ Corporate Governance Committee do not assign specific weight to any particular criteria; the goal is to identify nominees that, considered as a group, will possess the skill sets and characteristics required of the Board of Directors to fulfill its responsibilities. The Nominating/Corporate Governance Committee is committed to prioritizing for nominations qualified director candidates who are “independent” as defined in the listing standards of the NYSE and who bring diversity to the Board of Directors on the basis of race, gender, national origin, ethnicity, religion, or sexual orientation or identity, in addition to satisfying criteria based on relevant experience and breadth of skills. (For additional information regarding the factors considered in evaluating our director candidates, see “Nominating/Corporate Governance Committee” discussion on pages 23-25 of this Proxy Statement.)

In addition to our website availability, copies of any of the Charters for each of the committees of the Board of Directors, the Corporate Governance Guidelines, and/or Getty’s Business Conduct Guidelines may also be obtained by submitting a written request to Mr. Joshua Dicker, Executive Vice President, General Counsel and Secretary, at the address for Getty’s executive offices provided in this Proxy Statement. The Business Conduct Guidelines apply to all employees, officers and directors of the Company and waivers of the Business Conduct Guidelines for directors or executive officers, if any, will be disclosed as required by the rules and regulations of the SEC. There were no such waivers in 2021.

For the year ended December 31, 2021, our Board of Directors had seven members. The Board of Directors has nominated seven candidates for election as directors for a one-year term ending at the 2023 annual meeting of the Company’s stockholders and when their successors are duly elected and qualified.

The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer (“CEO”) and Chairman of the Board, as the Board of Directors believes it is in the best interests of the Company for the Board of Directors to have the flexibility to make the determination whether the same person should serve as both the CEO and Chairman of the Board at any given point in time, or whether the roles should be separate, depending on, among other factors, the position and direction of the Company and the membership of the Board of Directors. The Board of Directors believes that its current leadership structure, with separate Chairman and CEO positions, is appropriate for the Company because it separates the leadership of the Board of Directors from the day to day leadership of the Company. The Board of Directors believes that separating the position of Chairman from the CEO better positions the Board of Directors to evaluate the performance of management and enables the Chairman to provide guidance to the CEO.

Following the retirement of Mr. Liebowitz, Mr. Safenowitz was appointed to the position of Chairman of the Board in April 2021. Prior to his appointment as Chairman, Mr. Safenowitz served as the Company’s Lead Independent Director and in that capacity presided over executive sessions of the Company’s independent Directors, facilitated information flow and communication among the Directors, and performed such other Lead Independent Director duties as were specified by the Board. In view

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Corporate Governance and Related Matters (Continued)

of the facts that the Company currently has separate CEO and Chairman positions and that the Company’s Chairman is an “independent” director as defined in the listing standards of the NYSE and satisfies duties otherwise applicable to the Lead Independent Director, the Board has determined not to designate a separate Lead Independent Director but reserves the right to do so in the future if circumstances dictate.

In his role as the Chairman of the Board, Mr. Safenowitz is responsible for enhancing the effectiveness of the Board of Directors, in particular by ensuring that the Board of Directors works as a cohesive team; ensuring that the Board of Directors has adequate resources and that there is a process in place to assure that the Board of Directors is presented with full, timely and relevant information; ensuring that there is a process in place to monitor best practices that relate to the responsibilities of the Board of Directors; and assessing the effectiveness of the overall Board of Directors and individual directors on a regular basis. The Chairman is also responsible for management of the Board of Directors, in particular by providing oversight on the agendas for Board of Directors meetings; consulting with the CEO regarding the membership and the chairs for Board of Directors committees; ensuring that the independent directors meet regularly without management present to discuss the effectiveness of the CEO and the Board of Directors; and by chairing Board of Directors meetings and executive sessions of the Company’s independent Directors. The Chairman is invited to attend all meetings of Committees of the Board and receives corresponding Committee documentation in advance of the meetings.

In his role as the CEO, Mr. Constant is responsible for setting a strategic vision for the Company and seeking to align the Company, internally and externally, with that strategic vision. In addition, Mr. Constant, as CEO, is responsible for day to day leadership of the Company, promoting Company performance through his leadership, and leading the Company in the execution of its business plan. Our CEO also serves on our Board of Directors, which we believe helps the CEO to serve as a bridge between management and the Board of Directors, ensuring that both groups act with a common purpose. We believe that the CEO’s presence on the Board of Directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors and, at the same time, ensures that the appropriate level of independent oversight is applied to all decisions by the Board of Directors.

Role of Board of Directors in Risk Oversight

It is management’s responsibility to assess and manage the various risks the Company faces and the Board of Directors’ responsibility to oversee management in this effort. In exercising its oversight, the Board of Directors has delegated primary responsibility for risk assessment and risk management oversight to the Audit Committee. Under its Charter, the Audit Committee’s responsibilities include discussing with management the Company’s policies with respect to risk assessment and risk management and the Company’s material financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The Audit Committee also oversees risk and conducts reviews on a quarterly, or as needed, basis, including by working with management, and reviewing cybersecurity risk mitigation policies and initiatives and information security risks. The Audit Committee receives quarterly reports from management on the Company’s enterprise risk management practices and risk mitigation efforts. These quarterly reports from management to the Audit Committee also cover the Company’s risk assessment and risk management actions regarding information security and data privacy risks. For additional information regarding the Audit Committee’s role in assisting the Board of Directors in its oversight of risk assessment and risk mitigation, including with respect to information security and data protection, see the “Report of the Audit Committee—Oversight Responsibilities—Enterprise Risk Management” and “—Information Security and Data Protection” sections on pages 47-48 of this Proxy Statement. The Audit Committee also oversees the Company’s legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditors, and the Company’s compliance programs, including the Company’s Business Conduct Guidelines, and Complaint and Investigation Procedures. Our full Board of Directors regularly reviews the Company’s strategic plans and objectives, including the risks that may affect the achievement of these strategic plans and objectives.

Independence of Directors

The Board of Directors has determined that Ms. Malanoski, Ms. Infurna and Messrs. Cooper, Coviello, Montag and Safenowitz are “independent” as defined in the listing standards of the NYSE. In making these determinations, the Board of Directors considered all relevant facts and circumstances, including the independence standards set forth in Section 303A.02 of the rules of the NYSE. The Board of Directors affirmatively determined that none of the directors, or any of their respective family members, other than Mr. Constant, has had any relationship with Getty (either directly or as a partner, stockholder or officer of an organization that has a relationship with Getty), other than as a stockholder and director of Getty. Accordingly, the Board of Directors has affirmatively determined that each of the directors, other than Mr. Constant, is “independent.”

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Corporate Governance and Related Matters (Continued)

It has been and will continue to be the practice of the Board of Directors to meet at least quarterly each year and have the Chairman of the Board of Directors chair such meetings. Additionally, it has been the practice of the independent directors to meet in executive session at least quarterly each year, and to have the Company’s Lead Independent Director chair such sessions. Mr. Safenowitz chaired executive sessions of the Company’s independent Directors during his tenure as the Company’s Lead Independent Director between February 2010 and March 2021 and has continued to do so as an independent Director since his appointment to the position of Chairman of the Board in April 2021.

Directors’ Meetings

During the year ended December 31, 2021, the Board of Directors held five (5) meetings. Each of the directors nominated for election at the Annual Meeting attended all of the 2021 meetings of the Board of Directors during the period in which he or she was eligible to attend, and all of the 2021 meetings of Committees of the Board of Directors on which such director served in 2021. Each of the directors nominated for election at the Annual Meeting also attended the annual meeting of stockholders in April 2021 in which he or she was eligible to attend.

Committees

The Board of Directors has an Audit Committee, a Nominating/Corporate Governance Committee and a Compensation Committee, the membership and functions of which are described below.

Audit Committee

The Audit Committee met four (4) times in 2021. The Audit Committee for the year ended December 31, 2021, consisted of Messrs. Coviello (Chairman) and Montag, and Ms. Malanoski. The Audit Committee selects the independent registered public accounting firm that audits the consolidated financial statements of Getty and its subsidiaries, discusses the scope and the results of the audit with our independent registered public accounting firm, and monitors Getty’s financial accounting and reporting practices. The Audit Committee also examines and discusses the adequacy of Getty’s internal control over financial reporting with the independent registered public accounting firm, our internal auditors, and with management. The Board of Directors has designated the Audit Committee to take the lead in overseeing our risk assessment and risk management, including with respect to information security and data protection, along with overseeing compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditors, and the Company’s compliance programs, including the Company’s Business Conduct Guidelines, and Complaint and Investigation Procedures. In addition to regular meetings, at least one Audit Committee member meets telephonically with management and Getty’s independent auditors to review the Company’s quarterly reports and other reports, as appropriate, prior to their full presentation to the Audit Committee and subsequent filing with the SEC. The Audit Committee met with management and Getty’s independent auditors to review the Company’s audited financial statements for the year ended December 31, 2021 and recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for such year. See “Role of Board of Directors in Risk Oversight” on page 21 of this Proxy Statement and the “Report of the Audit Committee—Oversight Responsibilities—Enterprise Risk Management” on page 47 of this Proxy Statement for a discussion of the Audit Committee’s role in risk assessment and risk management oversight. Additionally, the Audit Committee reviews and discusses with management management’s specific disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Please also see the “Report of the Audit Committee” included at page 47 in this Proxy Statement.

The Board of Directors determined that for the year ended December 31, 2021, each member of the Audit Committee (a) was (1) “independent” and (2) “financially literate” as such terms are defined in the listing standards of the NYSE and (b) met the independence tests set forth in Section 301 of the Sarbanes-Oxley Act of 2002 and regulations promulgated thereunder by the SEC and the criteria applicable to members of the Audit Committee under NYSE rules. The Board of Directors also determined that for the year ended December 31, 2021, Ms. Malanoski, Mr. Coviello and Mr. Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC, and that each of Ms. Malanoski, Mr. Coviello and Mr. Montag have the requisite accounting/financial management expertise required by the listing standards of the NYSE.

The Charter of the Audit Committee provides that members of the Audit Committee may not be members of the audit committee of more than two other public companies unless such other memberships have been disclosed to the Board of Directors and the Board of Directors has determined that such simultaneous service does not impair the ability of such member

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Corporate Governance and Related Matters (Continued)

to serve effectively on the Audit Committee. None of the Audit Committee members served on the audit committee of more than two other public companies during 2021.

In February 2022, the Audit Committee amended the Audit Committee’s Charter to codify the Audit Committee’s long-standing practice of overseeing the Company’s policies and procedures related to risk assessment and risk management, including with respect to information security and data protection. For additional information regarding the Audit Committee’s role in assisting the Board of Directors in its oversight of risk assessment and risk mitigation, including with respect to information security and data protection, see the “Report of the Audit Committee—Oversight Responsibilities—Enterprise Risk Management” and “—Information Security and Data Protection” sections on pages 47-48 of this Proxy Statement.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee met two (2) times in 2021. The Nominating/Corporate Governance Committee for the year ended December 31, 2021 consisted of Ms. Malanoski (Chair), Ms. Infurna (who was appointed as of July 2021), and Mr. Coviello. The Nominating/Corporate Governance Committee recommends nominees for election to the Board of Directors and reviews the role, composition and structure of the Board of Directors and its committees. As part of this review, the Committee evaluates (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board of Directors should be held by the Chief Executive Officer, an independent director, or a non-independent director other than the Chief Executive Officer. The Nominating/Corporate Governance Committee also recommends candidates to the Board of Directors for election as officers.

Responsibility for Director Nominations

For a discussion of the specific experience, qualifications, attributes or skills of the nominees for election to the Board of Directors, see the “Nominees for Election at the Annual Meeting” and “Experience and Qualifications Represented on the Board” sections beginning on page 15 of this Proxy Statement.

The Director Qualification Standards section of the Company’s Corporate Governance Guidelines affirms the benefits of diversity among the Board of Directors by specifically stating that (i) diversity (based on factors commonly associated with diversity such as race, gender, national origin, ethnicity, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of the elements to be considered in evaluating a particular director candidate, and (ii) the Nominating/Corporate Governance Committee is responsible for assessing the appropriate balance of skills and characteristics required of members of the Board of Directors and will actively seek to broaden the diversity composition of the Board of Directors. The Nominating/Corporate Governance Committee does not assign specific weight to any particular criteria; the goal is to identify nominees that, considered as a group, will possess the skills and characteristics required of the Board of Directors to fulfill its responsibilities. Consistent with these guiding principles, the Nominating/ Corporate Governance Committee again recommended that the Board of Directors nominate for continued service as directors all seven of our current directors, based upon their respective (i) personal and professional integrity, ethics and values, (ii) educational and professional background, (iii) experience in corporate management and/or experience as a board member, (iv) experience in the real estate industry and/or other relevant industry experience, (v) high level of financial literacy (including all seven of our current directors having been determined by the Board of Directors to be “financially literate,” as such term is defined in the listing standards of the NYSE), and (vi) ability to foster a diverse viewpoint based on gender and other factors commonly associated with diversity such as race, gender, national origin, ethnicity, religion, or sexual orientation. Moreover, the Nominating/Corporate Governance Committee again recommended that the Board of Directors nominate for continued service as directors six of seven of our current directors for their “independence,” as defined by the NYSE listing standards. In addition, the Nominating/Corporate Governance Committee is committed to prioritizing for nomination a qualified director candidate who is “independent” as defined in the listing standards of the NYSE and who brings diversity to the Board of Directors on the basis of race, gender, national origin, religion, or sexual orientation or identity, in addition to satisfying criteria based on relevant experience and breadth of skills. The Nominating/Corporate Governance Committee reserves the right to recommend and nominate additional members to the Board of Directors from time to time.

The Company’s Corporate Governance Guidelines do not include mandatory retirement ages or term limits applicable to directors. The Nominating/Corporate Governance Committee annually reviews the performance and qualifications of each current director and considers the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term. In addition, although the Nominating/Corporate Governance Committee considers length

GETTY REALTY 2022 Proxy Statement	23

Corporate Governance and Related Matters (Continued)

of service when recommending candidates for re-election, the Board of Directors does not believe that adopting a set term limit for directors serves the interests of the Company. Such limits may result in the loss of contributions from directors who have been able to develop, over a period of time, increasing insight into the Company, its operations and its strategic direction. The Nominating/Corporate Governance Committee reviews these policies as part of its annual governance review and will consider modifications to these policies as deemed necessary and in the best interests of the Company and its stockholders.

The Board of Directors has determined that each member of the Nominating/Corporate Governance Committee is “independent” as such term is defined in the listing standards of the NYSE. The Nominating/Corporate Governance Committee Charter includes policies with regard to stockholder recommendations of nominees to the Board of Directors.

Stockholders wishing to recommend candidates for election to the Board of Directors must supply information in writing regarding the candidate to Mr. Joshua Dicker, Executive Vice President, General Counsel and Secretary of the Company, at the Company’s executive offices. This information should include the candidate’s name, biographical data and an analysis of the candidate based on the director candidate criteria described below. The recommendation must also include all information relating to the proposed director nominee that would be required to be disclosed in a solicitation of proxies for election of directors in an election contest under applicable securities law. Stockholders wishing to nominate a candidate must comply with the advance notice requirements in our Bylaws. Please refer to our Bylaws for more specific information. Our Bylaws were publicly filed with the SEC on November 14, 2011, as amended February 26, 2019, and publicly filed with the SEC on February 27, 2019. Additional information regarding any proposed nominees may be requested by the Nominating/Corporate Governance Committee.

Pursuant to the Nominating/Corporate Governance Committee Charter and/or the Company’s Corporate Governance Guidelines, each nominee must possess fundamental qualities of intelligence, honesty, good judgment, and high standards of ethics, integrity, fairness and responsibility. The Nominating/Corporate Governance Committee also will consider the following criteria in addition to other criteria the Committee deems appropriate, including the specific needs of the Board of Directors at the time:

■	personal and professional integrity, ethics, and values;

■	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

■	the director’s past attendance at meetings and participation in and contributions to the activities of the Board of Directors (if applicable);

■	ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

■	experience in our industry and with relevant social policy concerns;

■	understanding of our business on a technical level;

■	educational and professional background and/or academic experience in an area of our operations;

■	experience as a board member of another publicly held company;

■	practical and mature business judgment, including ability to make independent analytical inquiries;

■	“independence,” as defined by the NYSE listing standards;

■	financial literacy;

■	standing in the community;

■	diversity based on factors commonly associated with diversity such as race, gender, national origin, ethnicity, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience; and

■	ability to complement the Board of Directors’ existing strengths.

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Corporate Governance and Related Matters (Continued)

In reviewing prospective nominees, the Nominating/Corporate Governance Committee also reviews the number of public company boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of the Board of Directors and its committees. The Company’s Corporate Governance Guidelines and the Company’s Audit Committee Charter provide that members of the Audit Committee may not be members of the audit committee of more than two other public companies unless such other memberships have been disclosed to the Board of Directors and the Board of Directors has determined that such simultaneous service does not impair the ability of such member to effectively serve on the Company’s Audit Committee. In addition, the Company’s Corporate Governance Guidelines provide that non-management directors may not serve on more than four other boards of public companies (excluding the Company’s Board of Directors) and that management directors may not serve on more than two boards of public companies (including the Company’s Board of Directors).

On the basis of the information gathered in this process, the Nominating/Corporate Governance Committee will determine which nominees to recommend to the Board of Directors. Recommendations and related information received prior to any Nominating/Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating/Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation. This process includes, among other things, personal interviews, discussions with professional references, background checks, credit checks and resume verification.

The Nominating/Corporate Governance Committee has not received any recommendation for a director nominee for the Annual Meeting from any stockholder or group of stockholders.

Governance Oversight—Sustainability Reporting and Policies and Procedures; Stockholder Ability to Amend the Company’s Bylaws; Opt Out of the Maryland Unsolicited Takeover Act

On February 23, 2022, the Nominating/Corporate Governance Committee amended the Nominating/Corporate Governance Committee’s Charter to codify the Committee’s role overseeing the Company’s sustainability reporting and its policies and procedures with respect to its sustainability and corporate social responsibility activities. For additional information regarding the Company’s sustainability and corporate social responsibility activities, see the “Corporate Responsibility—Environmental Practices, Social Responsibility and Governance” section on page 27 of this Proxy Statement.

In addition, on February 23, 2022, our Nominating/Corporate Governance Committee carefully considered the advantages and disadvantages of adopting a change to both our Charter and Bylaws to allow for both our stockholders, as well as our Board of Directors, to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms set forth in the form of Articles of Amendment attached to this Proxy Statement on Appendix A and Article XIV of the Bylaws, respectively. Based upon its evaluation, our Nominating/Corporate Governance Committee recommended that (a) our Board of Directors amend Article XIV of the Bylaws, effective upon adoption, to provide that in addition to the power of our Board of Directors to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws, the Company’s stockholders have the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the matter pursuant to a binding proposal timely submitted by a stockholder (or stockholder group) that satisfies the ownership and other eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the periods and as of the dates specified in Rule 14a-8, and (b) our Board of Directors authorize an analogous amendment to our Charter. Based upon the recommendation of the Nominating/Corporate Governance Committee, our Board of Directors amended Article XIV of our Bylaws consistent with the Nominating/Corporate Governance Committee’s recommendation and determined an amendment to our Charter consistent with the Nominating/Corporate Governance Committee’s recommendation was advisable and determined to submit to our stockholders pursuant to this Proxy Statement. Please see “Proposal No. 4—Approval of the Charter Amendment Proposal (Item No. 4 on the Proxy Card)” for additional information.

On February 23, 2022, in connection with its recommendations to the Board to provide our stockholders with the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws, the Nominating/Corporate Governance Committee also recommended to our Board of Directors that it adopt a resolution prohibiting the Company from electing to be subject to the provisions of Title 3, Subtitle 8 of the Maryland General Corporations Law (“MGCL”) contained in Section 3-803 of the MGCL (relating to classification of the board), unless such election is first approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors. As previously reported by the Company, our Board of Directors adopted such a resolution consistent with the recommendation of the Nominating/Corporate Governance Committee and Articles Supplementary memorializing the resolution were filed with the Maryland State Department of Assessments and Taxation on February 24, 2022.

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Corporate Governance and Related Matters (Continued)

Compensation Committee

The Compensation Committee met two (2) times in 2021. The Compensation Committee for the year ended December 31, 2021, consisted of Messrs. Cooper (Chairman), Coviello and Montag. The Compensation Committee is responsible for developing and, with the approval of the Board of Directors, implementing the compensation plans, policies and programs of the Company and producing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. It is the Compensation Committee’s responsibility to ensure that compensation programs are designed to encourage high performance and promote accountability and assure that employee interests are aligned with the interests of the Company’s stockholders. The Board of Directors has determined that each member of the Compensation Committee is “independent” as such term is defined in the listing standards of the NYSE.

The Compensation Committee also administers the Supplemental Retirement Plan for Executives of Getty Realty Corp. and Participating Subsidiaries (the “Supplemental Retirement Plan”) and the Getty Realty Corp. Third Amended and Restated 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”) and reviews, and recommends to the Board of Directors for its approval, the compensation of the directors and each of the named executive officers of Getty.

The Compensation Committee’s Charter provides that the Committee may delegate any or all of its responsibilities, except that the Committee may not delegate its responsibilities with respect to:

■	its annual review and approval of compensation for officers, directors and certain highly compensated employees;

■	its recommendation to the Chairman of the Board of any changes in non-management director compensation;

■	its management and annual review of, and responsibilities with respect to, all bonuses, incentive compensation, equity-based compensation, and employee pension and welfare benefit plans; or

■	any other matters that involve executive compensation.

The compensation of Getty’s named executive officers is recommended by the CEO to the Compensation Committee. The CEO reviews the performance of each executive officer (other than his own) with the Compensation Committee. The Compensation Committee considers the CEO’s recommendations, evaluates the CEO’s individual performance and establishes the compensation for each named executive officer, including the CEO. The CEO does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation. No executive officer other than the CEO plays a role in determining or recommending the amount or form of executive compensation.

In October 2021, in connection with its annual review, the Compensation Committee amended the Compensation Committee’s Charter to no longer require that it, at least annually, review all compensation for employees with a base salary greater than or equal to $150,000. In addition, the Compensation Committee, in February 2022, further revised its charter to clarify its duties with respect to compensation for directors, executives, and employees, to update certain provisions that are no longer applicable, and to enhance its compliance with applicable rules and regulations of the NYSE and SEC.

Contacting the Board of Directors

Stockholders and other interested parties who wish to communicate with the Board of Directors may do so by sending written communications to the Board of Directors at the following address: Board of Directors, Getty Realty Corp., 292 Madison Avenue, 9th Floor, New York, New York 10017-6376. Stockholders and other interested parties who wish to direct their communications to only the independent (non-management) directors of Getty may do so by sending written communications to the following address: Independent Directors, c/o Getty Realty Corp., 292 Madison Avenue, 9th Floor, New York, New York 10017-6376. Concerns relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters.

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Corporate Governance and Related Matters (Continued)

Executive Officers

The Company’s executive officers are as follows:

■	Mr. Christopher J. Constant, age 43, President and Chief Executive Officer since January 2016. Mr. Constant joined the Company in November 2010 as Director of Planning and Corporate Development and was later promoted to Treasurer in May 2012, Vice President in May 2013 and Chief Financial Officer in December 2013. Prior to joining Getty, Mr. Constant was a Vice President in the corporate finance department of Morgan Joseph & Co. Inc. and began his career in the corporate finance department at ING Barings. Mr. Constant earned an A.B. from Princeton University.

■	Mr. Joshua Dicker, age 61, Executive Vice President, General Counsel and Secretary of Getty (Executive Vice President since February 2017, Senior Vice President since May 2012, Vice President since February 2009, General Counsel and Secretary since February 2008). Mr. Dicker joined Getty in February 2008. Prior to joining Getty, he was a partner in the law firm Arent Fox LLP, resident in its New York City office, specializing in corporate and transactional matters. Mr. Dicker earned a B.A. from the State University of New York at Albany, a JD magna cum laude from New York Law School and an LL.M. from New York University School of Law.

■	Mr. Brian R. Dickman, age 46, Executive Vice President, Chief Financial Officer and Treasurer. Mr. Dickman assumed each of these roles when he joined the Company in December 2020. Prior to joining the Company, Mr. Dickman served as Executive Vice President and Chief Financial Officer of Seritage Growth Properties, as Chief Financial Officer and Secretary of Agree Realty and as a real estate investment banker covering public REITs and other real estate companies beginning at Lehman Brothers in 2005. He began his career in corporate finance at Intel Corporation in 1998. Mr. Dickman earned an MBA from the University of Michigan, Stephen M. Ross School of Business, and a B.A. from the University of Michigan.

■	Mr. Mark J. Olear, age 57, Executive Vice President since May 2014 and Chief Operating Officer since May 2015 (Chief Investment Officer since May 2014). Prior to joining Getty, Mr. Olear held various positions of increasing responsibility over his 30-year career in real estate acquisitions, development and construction, most notably as Senior Director- Real Estate with Home Depot and Senior Vice President Real Estate with TD Bank. Mr. Olear is also a member of the Board of Trustees for Springpoint Senior Living. Mr. Olear earned a B.A. in Business Administration from Upsala College.

There are no family relationships between any of the Company’s directors or executive officers.

Corporate Responsibility—Environmental Practices, Social Responsibility and Governance

We are committed to good corporate citizenship and business practices that serve all of our stakeholders. We recognize the importance of environmental, social and governance (“ESG”) issues and incorporate ESG considerations into our business practices and decision-making processes.

Our Planet: Environmental Stewardship

We own assets subject to long-term, triple-net leases that generally require our tenants to maintain the properties they occupy, including the environmental impact of their operations and any sustainability initiatives they choose to implement during the term of their tenancy. We take appropriate measures, including enforcement when necessary, to assure that our tenants comply with these lease provisions for the benefit of the environment and the communities in which our properties are located.

Our Property Portfolio

We are committed to investing responsibly and managing the environmental risks throughout our business practices.

Environmental Due Diligence. Our acquisition due diligence process includes extensive environmental review and analysis conducted by experts in convenience and automotive retail real estate. This process includes environmental site assessments of each property (Phase I) as part of our analysis to understand the environmental condition of the property, including whether there is indication of any release of hazardous substances, chemical or waste storage, or other environmental concerns or risks, and to determine whether the property and the operations thereon meet environmental standards. We will not acquire a property unless we are satisfied with the results of our environmental due diligence and, once closed, our leases require our tenants to comply with all environmental laws, rules and regulations.

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Corporate Governance and Related Matters (Continued)

Environmental Compliance. Our asset management and environmental teams continuously monitor our properties for potential contamination, exposure to natural disasters and other environmental risks, including:

■	Requiring comprehensive environmental provisions in our leases that require our tenants to comply with applicable environmental laws and remediate or take other corrective action should any environmental issues arise.

■	Maintaining comprehensive pollution insurance coverage for our properties with higher environmental exposure, thus ensuring that should an unforeseen environmental issue arise there is supportive financial resources available to conduct safe and timely remediation.

■	Preparing for natural disasters by carrying appropriate insurance coverage for our properties that we believe is adequate given the relative risk of loss, insurance coverages provided by our tenants and industry best practices.

■	If applicable, requiring the seller to provide for remediation of environmental impacts in compliance with applicable laws prior to acquiring the property.

Sustainability at Our Properties. We support and encourage our tenants’ sustainability initiatives and recently implemented our Getty Green Loans program to provide low-cost loans to our tenants for the express purpose of investing in environmental and sustainability projects. As a net lease landlord, we trust our tenants to identify the investments they deem appropriate to successfully operate their business at each site we own. With Getty Green Loans, we hope to reinforce our position as a business partner, while providing additional incentive to prioritize green projects as they continue to enhance their operations and our properties.

Sustainability Reporting and Policies and Procedures. On February 23, 2022, the Nominating/Corporate Governance Committee amended the Nominating/Corporate Governance Committee’s Charter to codify the Committee’s role overseeing the Company’s sustainability reporting and its policies and procedures with respect to its sustainability and corporate social responsibility activities. Earlier this year, we provided initial disclosures regarding our ESG programs on our website and in our quarterly corporate profile, and later this year the Company will expand our sustainability reporting practices with the publication of our first standalone sustainability report.

Sustainability at Our Corporate Headquarters

We emphasize sustainability at our corporate headquarters, including:

■	Energy efficient computer equipment, filtered water machines to promote water conservation and eliminate single-use plastics, and timed or sensor-controlled HVAC and lighting systems.

■	Our office policies include various recycling programs (such as aluminum, paper, and plastic), no plastic cups or utensils, and a commitment to reduce paper use and use recycled paper where possible.

■	Our commuter benefits program encourages the use of public transportation or ride sharing.

Our People: Social Responsibility and Human Capital Development

We believe that our people are the foundation of our success and are committed to providing a safe and healthy workplace that allows our team members to engage professionally and personally. We foster a diverse and inclusive work environment. Women currently comprise 48% of our full-time team at various levels throughout our organization. We promote and fund professional development opportunities through in-person trainings, online learning resources, and external classes and seminars as requested by our team. Our Business Conduct Guidelines and Employee Handbook govern our professional conduct and ethics with respect to our people, our partners, our health and safety, and our information technology security.

Response to COVID-19 Pandemic

We took swift and decisive action at the onset of the COVID-19 pandemic to provide our employees with a safe workplace by investing in and instituting Company-wide work-from-home policies, adopting health screening and hygiene protocols, as well as office de-densification and distancing strategies, and supplying protective equipment and cleaning supplies. During 2021, we continued to navigate the multiple challenges to our business and operations during the COVID-19 pandemic, which included the opening of our New York City office and implementation of rigorous in-office COVID-19 protocols, which allowed us to

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Corporate Governance and Related Matters (Continued)

remain open throughout 2021 despite operational challenges. We also have implemented a regular schedule of Company-wide meetings to maintain connectivity and boost employee morale and are scheduled to resume full in-person attendance on a regular basis in our corporate headquarters this spring.

Employee Compensation and Welfare Programs.

We offer our employees a robust benefits package that includes:

■	Competitive base salaries, plus cash and equity incentive compensation opportunities;

■	Profit sharing and 401(k) plan with partial Company match;

■	Comprehensive medical, dental and vision insurance with substantially all premiums paid by the Company;

■	Company-funded healthcare reimbursement accounts and a pre-tax employee-funded flexible spending account;

■	Company-funded commuter reimbursement accounts and a pre-tax employee-funded commuter benefits program;

■	Expansive paid time-off benefits and flexible work schedules; and

■	Programs for paid parental leave and adoption assistance reimbursement.

Our Practices: Corporate Governance and Ethical Business Practices

We are dedicated to maintaining a high standard for corporate governance predicated on integrity, ethics, diversity and transparency.

Board Independence. In particular, we value the independence of our directors, with approximately 86% of our directors (6 out of 7) qualifying as independent, including the Chairman of our Board and all members of the committees of our Board of Directors.

Board Composition. We are committed to diversity on our Board of Directors, with approximately 29% of our directors being female following the appointment of Ms. Infurna to our Board of Directors in July 2021. Moreover, the Director Qualification Standards section of the Company’s Corporate Governance Guidelines affirm that diversity (based on factors commonly associated with diversity such as race, gender, national origin, ethnicity, religion, or sexual orientation or identity, as well as on broader principles such as diversity of perspective and experience) is one of the elements to be considered in evaluating a particular director candidate, in addition to other skills and characteristics required of members of the Board of Directors to fulfill their obligations as directors. The Nominating/Corporate Governance Committee will continue to assess the appropriate balance of skills and characteristics required of members of the Board of Directors and, as opportunities arise, will seek to broaden the diversity composition of the Board of Directors. (For additional information regarding the evaluation of our director candidates and their specific experience and qualifications, see “Nominating/Corporate Governance Committee” discussion on pages 23-25 of this Proxy Statement and “Experience and Qualifications Represented on our Board of Directors” section on page 19 of this Proxy Statement.)

Other Governance Practices. Additionally, as discussed in greater detail in the section of this Proxy Statement captioned “Corporate Governance and Related Matters,” we hold annual elections for our entire Board of Directors, do not have a classified board of directors, and have restrictions on over-boarding. We maintain anti-hedging & anti-pledging policies and have not adopted a poison pill.

Stockholder Ability to Amend Bylaws. In February 2022, following the recommendation of our Nominating/Corporate Governance Committee, our Board of Directors amended Article XIV of the Bylaws, effective upon adoption, to provide that in addition to the power of our Board of Directors to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws, the Company’s stockholders have the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the matter pursuant to a binding proposal timely submitted by a stockholder (or stockholder group) that satisfies the ownership and other eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the periods

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Corporate Governance and Related Matters (Continued)

and as of the dates specified in Rule 14a-8. In connection with the amendment to the Bylaws, our Board of Directors authorized an analogous amendment to our Charter, which has been submitted for approval by our stockholders pursuant to this Proxy Statement. (See “Proposal No. 4—Approval of the Charter Amendment Proposal (Item No. 4 on the Proxy Card))” for additional information.

Opting out of the Maryland Unsolicited Takeover Act. In connection with the amendment to the Bylaws and based on the recommendation of our Nominating/Corporate Governance Committee, on February 23, 2022, our Board of Directors adopted a resolution prohibiting the Company from electing to be subject to the provisions of Title 3, Subtitle 8 of the MGCL contained in Section 3-803 of the MGCL (relating to classification of the board), unless such election is first approved by the stockholders of the Company by the affirmative vote of at least a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors and filed Articles Supplementary memorializing the resolution with the SDAT. (For additional information regarding the recent corporate governance actions that our Nominating/Corporate Governance Committee and our Board of Directors have taken, please refer to “Corporate Governance and Related Matters—Committees—Nominating/ Corporate Governance Committee—Governance Oversight—Stockholder Ability to Amend the Company’s Bylaws; Opt Out of the Maryland Unsolicited Takeover Act.”)

We believe that sound corporate governance strengthens the accountability of our Board of Directors and management and promotes the long-term interest of stockholders. For a more detailed description of our governance policies and procedures, please see the discussions above in this “Corporate Governance and Related Matters” section at page 20 of this Proxy Statement.

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Security Ownership of Certain Beneficial Owners And Management of Shares

The following table sets forth the beneficial ownership of Getty common stock as of March 3, 2022 of (i) each person who is a beneficial owner of more than 5% of the outstanding shares of Getty common stock, (ii) each director, (iii) the Named Executive Officers (as defined below), and (iv) all directors and executive officers as a group. The number of shares column includes shares as to which voting power and/or investment power may be acquired within 60 days of March 3, 2022 (inclusive of vested Restricted Stock Units (“RSUs”) – see footnote 2 below).

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned		Approximate Percent of Class(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	7,173,877	(3)	15.80
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	6,188,844	(4)	13.65
Howard B. Safenowitz, Director Includes shares attributable to: Safenowitz Family Corp. - 2,455,747(5) shares (5.26%)	2,983,744	(6)	6.38
Milton Cooper, Director c/o Kimco Realty Corporation 500 North Broadway, Ste. 201 Jericho, NY 11753	1,389,236	(7)	2.97
Philip E. Coviello, Director	119,835	(8)	*
Evelyn León Infurna, Director	0	(9)	*
Mary Lou Malanoski, Director	10,800	(10)	*
Richard E. Montag, Director	116,708	(11)	*
Christopher J. Constant, Director, Chief Executive Officer and President	94,646	(12)	*
Mark J. Olear, Executive Vice President and Chief Operating Officer	65,650	(13)	*
Joshua Dicker, Executive Vice President, General Counsel and Secretary	81,731	(14)	*
Brian R. Dickman, Executive Vice President, Chief Financial Officer and Treasurer	6,040	(15)	*
Directors and executive officers as a group (11 persons)(16)	4,889,190		10.47

*	Total shares beneficially owned constitute less than one percent of the outstanding shares.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Getty Realty Corp., 292 Madison Avenue, 9th Floor, New York, NY 10017-6376.
(2)	The percentage is determined for each stockholder listed by dividing (A) the number of shares shown for such stockholder, by (B) the aggregate number of shares outstanding as of March 3, 2022 plus shares subject to RSUs granted under our 2004 Plan that are vested as of March 3, 2022. No additional RSUs will vest for any individual stockholder named above within 60 days of March 3, 2022. Pursuant to the terms of the RSU award agreements in effect from and after 2009, settlement of vested RSUs is deferred until the earlier of the tenth anniversary of the grant date (or the tenth anniversary of the first vesting date, for RSUs granted in 2016-2018) or termination of service. Settlement of RSUs granted prior to 2009 is deferred until termination of service pursuant to the terms of the award agreements in effect prior to 2009.
(3)	The information is derived from a Schedule 13G filed by BlackRock, Inc. on January 27, 2022. BlackRock, Inc. has sole power to vote or to direct the vote of 6,891,575 shares and sole power to dispose or to direct the disposition of 7,173,877 shares.
(4)	The information is derived from a Schedule 13G filed by The Vanguard Group, Inc. (“Vanguard”) on February 10, 2022. Vanguard has shared power to vote or direct to vote 71,835 shares; sole power to dispose of or to direct the disposition of 6,084,552 shares; shared power to dispose or to direct the disposition of 104,292 shares.
(5)	Includes 1,848,092 shares held by Safenowitz Partners, LP, 517,857 shares held by Safenowitz Family Partnership, LP, and 89,798 shares held by Safenowitz Investment Partners. Safenowitz Family Corp. is the general partner of each of Safenowitz Partners, LP, Safenowitz Family Partnership, LP and Safenowitz Investment Partners. Mr. Safenowitz is the president of Safenowitz Family Corp.
(6)	Includes 2,455,747 shares attributable to Safenowitz Family Corp. (see footnote 5 above). Also includes 11,586 shares held by Mr. Safenowitz’s wife, as to which Mr. Safenowitz disclaims beneficial ownership, and 324,537 shares beneficially owned by The Marilyn Safenowitz Irrevocable Trust u/a/d 4/13/00, of which Mr. Safenowitz is the trustee (which Trust shares include 308,097 shares held by CLS General Partnership Corp., of which the Trust is a stockholder). Also includes 39,700 vested RSUs.
(7)	Includes 77,354 shares held by Mr. Cooper’s wife as to which he disclaims beneficial ownership, 134,052 of the shares held by CLS General Partnership Corp., of which Mr. Cooper is a stockholder and 1,096,053 shares beneficially owned by the Milton Cooper 2013 Revocable Trust u/a/d of which Mr. Cooper is the sole trustee. Also includes 39,700 vested RSUs.
(8)	Includes 25,983 shares held by a charitable remainder trust of which Mr. Coviello is the trustee, 39,700 vested RSUs, and 942 shares in a testamentary trust formed under Mr. Coviello’s father’s will for the benefit of Mr. Coviello and his children, of which he is a co-trustee.
(9)	Ms. Infurna was appointed to the Board of Director’s on July 19, 2021.
(10)	Includes 10,800 vested RSUs.
(11)	Includes 20,446 shares held by Mr. Montag’s wife as to which he disclaims beneficial ownership and 37,200 vested RSUs.
(12)	Includes 93,750 vested RSUs.
(13)	Includes 65,510 vested RSUs.
(14)	Includes 81,510 vested RSUs.
(15)	Includes 6,000 vested RSUs.
(16)	Includes Eugene Shnayderman, who was and is an executive officer and reporting person for purposes of Section 16(a) of the Exchange Act as of March 3, 2022.

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Executive Compensation

Compensation Discussion and Analysis

The Compensation Committee is responsible for setting and administering the compensation policies and practices for the executive officers of the Company. The Company’s executive compensation program consists primarily of the following elements: base salary, cash incentive compensation, equity compensation and retirement plans. We do not utilize compensation policies or practices that create risks which are reasonably likely to have a material adverse effect on the Company.

This “Compensation Discussion and Analysis” section describes generally the compensation policies and practices that the Company applies to our Chief Executive Officer (“CEO”), Christopher J. Constant, Chief Operating Officer and Chief Investment Officer, Mark J. Olear, our General Counsel, Joshua Dicker, and our Chief Financial Officer (“CFO”), Brian R. Dickman (each of the foregoing, a “Named Executive Officer” or “NEO”). For additional details about our NEOs for 2021, see “Executive Officers” at page 27 of this Proxy Statement and “Summary Compensation Table” at page 38 of this Proxy Statement.

2021 Company Performance Highlights

The following presents a summary of certain financial and operational highlights achieved by the Company in 2021 which, among other factors, were considered by the Compensation Committee in reaching its determinations regarding the performance and compensation of our NEOs. (See our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2021, for additional details regarding each of these highlights.)

■	Strong Financial Performance. 2021 was a highly productive year for the Company, as our performance and market position yielded strong returns and the Company delivered on its key financial objectives. For the year ended December 31, 2021, the Company reported net earnings of $62.9 million, or $1.37 per diluted share, as compared to net earnings of $69.4 million, or $1.62 per diluted share, in the prior year[1]; funds from operations (“FFO”) of $86.1 million, or $1.88 per diluted share, as compared to FFO of $99.3 million, or $2.32 per diluted share, in the prior year[1]; adjusted funds from operations (“AFFO”) (updated to exclude stock-based compensation and amortization of debt issuance costs) of $95.0 million, or $2.08 per diluted share, as compared to AFFO (updated to exclude stock-based compensation and amortization of debt issuance costs) of $83.3 million, or $1.94 per diluted share, in the prior year.[2] The Company also increased its annual dividend rate by 5.1% to an annualized rate of $1.64 per share, making 2021 the seventh consecutive year that the Company’s Board of Directors significantly increased the Company’s recurring cash dividend rate. For the year ended December 31, 2021, the Company declared $73.0 million of dividends, or $1.58 per share, as compared to $64.8 million of dividends, or $1.50 per share, in the prior year, representing an increase of approximately 5.3% on a per share basis.

■	Expanded Real Estate Portfolio. During the year ended December 31, 2021, the Company invested approximately $200 million across 100 properties, including the acquisition of fee simple interests in 97 properties for an aggregate purchase price of $194.3 million and $5.7 million of outstanding loans, including accrued interest, for 3 new-to-industry developments at an accretive initial weighted average yield of approximately 6.7%. As a result of these transactions, the Company added a number of high-quality tenants and properties and diversified its tenant base.

■	Broadened Redevelopment Program. In 2021, the Company continued to advance and enlarge its redevelopment program, which seeks to unlock embedded value within its existing net lease portfolio by taking certain of our gasoline and repair station properties and redeveloping them into either a new convenience and gasoline use or an alternative single-tenant net-lease retail use with higher returns. In 2021, rent commenced on five redevelopment projects. The Company invested a total of $0.3 million (net of write-offs) of construction in progress costs related to our redevelopment activities and expects to generate a significant incremental yield on our investment. In addition to these five properties, as of December 31, 2021, the Company had signed new leases or letters of intent on seven properties, including three properties which will be recaptured from the Company’s net lease portfolio and transferred to redevelopment when appropriate entitlements, permits and approvals have been secured.

[1]	Net earnings and FFO for the year ended December 31, 2020 included a one-time $20.5 million legal settlement in favor of the Company with respect to certain litigation settled in 2020.
[2]	AFFO and FFO are non-GAAP measures. For a description of how Getty calculates AFFO and FFO and for a reconciliation of these non-GAAP measures to the nearest comparable GAAP measure, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report on our Form 10-K for the year ended December 31, 2021. Beginning with our results for the quarter and year ended December 31, 2021, the Company has updated its definition of AFFO to include adjustments for stock-based compensation and amortization of debt issuance costs. See “Supplemental Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Annual Report on our Form 10-K for the year ended December 31, 2021 for additional discussion of this change and reconciliation of such Non-GAAP financial measures to their most directly comparable GAAP financial measures, as required by Regulation G. The Company believes that conforming to market practice for calculating AFFO will improve the comparability of this earnings metric to other net lease REITs.

32	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

■	Active Asset Management. The Company advanced its portfolio management objectives during the year by selling sixteen properties (generating $24.5 million of gross proceeds) and exiting eleven third-party leases. At the conclusion of 2021 the Company’s net lease portfolio occupancy rate was 99.5%.

■	Improved Access to and Cost of Capital for Growth Initiatives. In 2021, the Company improved our access to and cost of capital for future growth, including by taking the following actions:

●	launched a $250MM at-the-market equity offering program (or “ATM Program”) and issued $94.1 million of shares at an average per share price of $30.93;

●	in October 2021, we refinanced our $300 million senior unsecured credit agreement, extending the maturity date from March 2022 to October 2025, reduced the interest on borrowings, and amended certain financial covenants and other provisions; and

●	reduced the Company’s environmental reserve by $500,000 to bring the reported liability to less than $47.6 million as of December 31, 2021.

■	Continued to Navigate COVID-Related Operational Challenges. During 2021, the Company navigated multiple challenges to its business and operations, including opening our New York City Headquarters and implementing rigorous in-office COVID-19 protocols thereafter which allowed the Company to remain open throughout 2021 despite operational challenges; ensuring a regular schedule of Company-wide meetings to maintain connectivity and boost employee morale.

Getty’s Compensation Program

Getty’s compensation program for executive officers is designed to effectively manage the Company’s aggregate annual compensation expense while providing executive officers with a total compensation package that is competitive to retain them, encourage and motivate their high performance and promote their accountability. Getty’s compensation policies are also designed to promote increased stockholder value by aligning the financial interests of Getty’s executive officers with those of its stockholders. The Compensation Committee believes that its current policies, plans and programs are adequate for these purposes.

Getty’s executive compensation program involves a combination of annual cash compensation, discretionary incentive compensation (cash incentive awards and equity incentive awards such as RSUs with dividend equivalents), retirement and other plans, and perquisites and other benefits. Although the Compensation Committee has not adopted any formal policies for allocating compensation among the foregoing compensation components, in conducting its review and rendering its determinations, the Compensation Committee evaluates whether each NEO is provided with a total compensation opportunity that achieves the key objectives of the compensation program while maintaining an appropriate cost structure.

Base salary levels for NEOs are, in combination with other compensation components, considered by the Compensation Committee to be sufficient to achieve the objectives of Getty’s compensation program. Total compensation, including discretionary annual cash incentive awards and RSU grants (including dividend equivalents paid with respect to such RSUs), are in aggregate amounts which the Compensation Committee considers sufficient to retain the NEOs and to align their interests with those of Getty’s stockholders.

In making executive compensation determinations, the Compensation Committee has also considered the results of the non- binding, advisory stockholder votes on the Company’s executive compensation program. Our stockholders have approved the Company’s executive compensation program each year since the advisory vote was first sought, most recently approving it by 95% of votes cast on the say-on-pay proposal in our 2021 Proxy Statement. The Compensation Committee was mindful of our stockholders’ endorsement of the Compensation Committee’s decisions and policies and has maintained its general approach to executive compensation for decisions made to date. The Compensation Committee will continue to consider the results from this year’s and future advisory stockholder votes regarding the executive compensation program.

Total compensation determinations by the Compensation Committee for each NEO are influenced in part by the particular responsibilities of the applicable executive position with additional consideration given to such NEO’s individual performance. Our CEO reviews the performance of each NEO (other than himself) and provides compensation recommendations for all NEOs (including himself) to the Compensation Committee with respect to base salary amounts, cash bonuses and grants of equity- based awards under the 2004 Plan consisting of RSUs (including dividend equivalents with respect to such RSUs).

GETTY REALTY 2022 Proxy Statement	33

Executive Compensation (continued)

The Compensation Committee reviews and deliberates upon the CEO recommendations, evaluates the CEO’s and each of the NEO’s individual performances, and establishes the compensation for each NEO. The CEO does not play any role in the Compensation Committee’s deliberation of matters impacting his own compensation. Although the Compensation Committee takes the CEO’s recommendations under advisement, it independently evaluates the compensation recommendations for each NEO and in all instances exercises its discretion in making final compensation decisions in accordance with its authority and formal responsibilities set forth in its Charter. The Compensation Committee has direct knowledge of the performance of each of the NEOs through regular and special reports by these executives to the Board of Directors and Board Committees and through other interactions with these executives related to the Company’s operations and performance. In reaching the executive compensation decisions described below, the Compensation Committee recognized the individual contributions that each of Messrs. Constant, Olear, Dicker, and Dickman made towards the Company’s operational and financial achievements highlighted above, while also recognizing each of their individual efforts, including the following notable accomplishments for each NEO):

NEO	2021 Individual Performance Highlights

Mr. Christopher J. Constant President and Chief Executive Officer	■	Successfully developed and implemented Getty’s new Convenience-Automotive-Retail diversified investment strategy which resulted in growth and portfolio diversification which exceeded Getty’s 2021 business plan;

	■	Achieved increased value to stockholders by increasing the Company’s AFFO per share by 7.1%;

	■	Delivered increased value to stockholders by increasing the Company’s annual dividend rate by 5.1% to an annual rate of $1.64/share;

	■	Maintained the Company’s investment grade rating of BBB-IG rating with Fitch Ratings;

	■	Continued investor outreach by holding 57 separate meetings; and

	■	Successfully opened the Company’s New York City Headquarters and implemented safety protocols which allowed Getty to remain productive and continue regular company-wide meetings to maintain interdepartmental connectivity and boost employee morale.
Mr. Mark J. Olear Executive Vice President, Chief Investment Officer and Chief Operating Officer	■	Sourced and managed the review and underwriting of more than $2.9 billion of actionable investment opportunities, resulting in the closing of $200 million of investments in the aggregate;

	■	Successfully advanced the Company’s redevelopment program by completing five projects, and executing other leases and letters of intent for redevelopment projects which are expected to generate incremental net operating income;

	■	Oversaw the Company’s environmental remediation program, resulting in a reduction in reported environmental liability by $500,000;

	■	Effectively managed the Company’s assets, including disposing of sixteen properties and exiting eleven third-party leased sites;

	■	Collected 100% of COVID-19 related rent deferrals; and
	■	Successfully recruited and promoted key personnel.

34	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

NEO	2021 Individual Performance Highlights

Mr. Joshua Dicker Executive Vice President, General Counsel and Secretary	■	Successfully led the Company’s legal compliance, regulatory affairs and tenant compliance programs;

	■	Effectively led and managed the structuring, negotiation and documentation of the Company’s real estate transactions, including for acquisitions, unitary leases and amendments;

	■	Effectively managed the Company’s litigation portfolio, including establishment of legal reserves and the resolution or significant advancement of important litigation matters;

	■	Provided effective corporate governance oversight and advice to the Company’s Board of Directors, including leading SEC compliance and disclosure management, and successfully implementing new governance policies consistent with industry best practices;

	■	Managed asset disposition processes and documentation;

	■	Managed risk and insurance programs;

	■	Provided oversight of tenant lease compliance programs; and

	■	Continued management of implementation of project for mass digitizing of all historical Getty legal and real estate files.
Brian R. Dickman Executive Vice President, CFO and Treasurer	■	Maintained excellent relationships with eight publishing equity research analysts, adding two additional equity analysts in 2021;

	■	Created new corporate profile, investor deck and Company website, including initial ESG disclosures;

	■	Launched new $250 million ATM program in January 2021 with $94 million of total issuance at an average price of $31.93;

	■	Negotiated $225 million of 10-year, fixed rate debt private placement, which closed in February 2022;

	■	Refinanced Getty’s $300 million Credit Facility in October 2021;

	■	Oversaw all financial reporting with continued enhancements to internal controls,monthly reporting process and SEC disclosures; and

	■	Enhanced cybersecurity training and protections.

The compensation of the CEO is discussed, deliberated upon and approved solely by the Compensation Committee.

The Compensation Committee may periodically engage outside professional firms to assist in understanding compensation levels and programs in the broader marketplace and to provide advice on executive compensation. In 2021, the Compensation Committee did not engage the services of a compensation consultant and did not benchmark compensation elements against a peer group.

The primary elements of compensation for our NEOs are the following:

■	Base salary;

■	Incentive compensation (discretionary annual cash incentive awards and equity incentive awards like RSUs with dividend equivalents);

■	Retirement and other plans; and

■	Perquisites and other benefits.

GETTY REALTY 2022 Proxy Statement	35

Executive Compensation (continued)

Base Salary

The Compensation Committee examines whether each NEO’s base salary is competitive and appropriate in view of such person’s role, level of responsibility, experience and value to the Company, and relative to achieving the overall goals of the compensation program for all NEOs. The Compensation Committee reviews base salaries annually and in the interim if an executive officer’s position or responsibilities change or if the Compensation Committee believes it is otherwise necessary or appropriate to do so. Salaries are not automatically increased on an annual basis if the Compensation Committee believes that a raise is not warranted by either individual or Company performance, or that other forms of compensation are more appropriate to advance compensation program objectives.

Increases made to 2021 base salary are reflected in the Summary Compensation Table below. With respect to 2022 base salary, as part of the Compensation Committee’s process and in order to achieve the overall goals of Getty’s executive compensation program, the Compensation Committee determined to increase base salaries in 2022 from those in effect in 2021 by the following amounts for the following NEOs: Mr. Constant’s base salary for 2022 was increased by 2.3%, and base salaries for 2022 for each of Messrs. Olear, Dicker and Dickman were increased by 2.2%, 2.4% and 2.4% respectively.

Incentive Compensation

Cash Bonus

The Compensation Committee believes that discretionary cash bonuses are useful on a case by case basis to motivate and reward executives for their contribution to annual operating results and Company achievements that help create value for our stockholders. Cash bonuses for NEOs are not guaranteed but have been awarded at the discretion of the Compensation Committee. In deciding whether to award discretionary cash bonuses, the Compensation Committee makes its determinations as described above, based upon (i) recommendations from the Company’s CEO, (ii) its review with the CEO of the performance of each NEO (other than the CEO himself), (iii) its evaluation of the CEO’s individual performance, (iv) its informed judgment, in view of the Company’s financial and operational performance, of each NEO’s responsibilities and efforts, such NEO’s contribution to the Company’s overall performance and success, and the complexity or difficulty of the objectives that have been achieved by such NEO, (v) the relative significance of a cash bonus award toward meeting the overall goals of Getty’s compensation program, and (vi) other relevant considerations. These factors are considered subjectively and no one factor is accorded any specific weight. In February 2022, the Compensation Committee approved discretionary cash bonuses. Specifically, Mr. Constant was paid a cash bonus of $450,000, Messrs. Olear, Dicker and Dickman were each paid a cash bonus of $300,000.

Equity Incentive Awards

The Company maintains the stockholder-approved 2004 Plan for officers and other valued employees of the Company and its subsidiaries, and members of the Board of Directors. The 2004 Plan allows for the grant of various types of stock-based awards, other than stock options, to eligible individuals. The 2004 Plan is administered by the Compensation Committee, which has the power to determine eligibility, the types and sizes of awards, the price and timing of awards, terms of vesting, the acceleration or waiver of any vesting restriction and the timing and manner of settling vested awards.

Generally, to better align the interests of the Company’s NEOs with the interests of the Company’s stockholders and to promote performance that will have a positive long-term impact on total stockholder return, the Compensation Committee annually grants equity-based awards under the 2004 Plan to the Company’s NEOs, consisting of time-based RSUs (including dividend equivalents paid with respect to such RSUs). These RSU awards vest ratably over a five-year period commencing on the first anniversary of the grant date subject to continued employment through each vesting date and, for all such RSU awards granted from and after 2009, are settled, in the discretion of the Compensation Committee, in cash or in shares of the Company’s common stock upon the earlier of ten years after the grant date (or the first vesting date for RSU awards granted in 2016, 2017 and 2018) or termination of employment. Settlement of vested RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009. All award agreements also provide for vesting of unvested RSUs in the discretion of, and subject to approval by, the Compensation Committee, in the event of the “Retirement” (as defined in the award agreement) of the executive officer.

The Compensation Committee’s determination in February 2022 to grant RSUs under the annual equity grant program to Messrs. Constant, Olear, Dicker and Dickman was in keeping with its annual practice of using RSUs as part of the compensation program and was based on the Compensation Committee’s determination that an annual grant of RSUs fosters the equivalent of stock ownership by the Company’s executive officers, thereby aligning their personal interests with the

36	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

long-term interests of the Company’s stockholders, and also encourages executive retention because the awards vest over a five-year period. The size of the annual equity award granted to each NEO is commensurate with the role and responsibilities of such NEO and with historical trends.

In February 2022, the Compensation Committee approved RSU grants to the NEOs in accordance with its annual equity grant program, based on each NEO’s individual performance during 2021 and in furtherance of the overall goals of Getty’s executive compensation program as described above, in the following amounts: 40,000 RSUs to Mr. Constant, 25,500 RSUs to Mr. Olear, 25,500 RSUs to Mr. Dicker, and 25,500 RSUs to Mr. Dickman. RSU grants to NEOs are reflected in the “2021 Grants of Plan- Based Awards” table below. All such RSU grants include related dividend equivalents.

Retirement Plans

Getty sponsors a retirement and profit sharing plan with 401(k) deferred savings plan provisions (the “Retirement Plan”) for employees, including our NEOs, meeting certain service requirements. An annual discretionary profit-sharing contribution to the Retirement Plan is determined by the Board of Directors. The contribution is calculated as a percentage of the sum of (i) the employee’s compensation (as defined in the Retirement Plan) up to the maximum allowed under Internal Revenue Service regulations, and (ii) the excess of that amount over the social security taxable wage base. For 2021, the Board of Directors elected to contribute 1% of that sum for each eligible employee. This percentage was consistent with prior years. Under the terms of the Retirement Plan, the Company matches 50% of each participating employee’s elective contribution to the Retirement Plan, but in no event more than 3% of the employee’s compensation. The Company’s contributions to the Retirement Plan vest in accordance with a six-year vesting schedule and are paid upon retirement, death, disability, or termination of employment, as described more fully in the Retirement Plan.

Getty also has the Supplemental Retirement Plan for NEOs and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his trust account an amount equal to 10% of his compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to such employee by the Company under the Retirement Plan. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of bankruptcy of Getty or any of its subsidiaries. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year, the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Anti-Hedging and Anti-Pledging Policy

In February 2019, the Company implemented an Anti-Hedging and Anti-Pledging Policy (the “Policy”) that prohibits employees (including our executive officers) and directors from (i) engaging in any short sales (including short sales “against the box”), transactions in puts, calls or other derivative securities involving the Company’s securities, on an exchange or in any other organized market, or hedging transactions and (ii) holding Company securities in a margin account or pledging Company securities as collateral for a loan. All employees and directors are in full compliance with the Policy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management as required by Item 402(b) of Regulation S-K, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee:

Milton Cooper (Chairman)

Philip E. Coviello

Richard E. Montag

GETTY REALTY 2022 Proxy Statement	37

Executive Compensation (continued)

Summary Compensation Table

The following table sets forth information about the compensation of the CEO and each of the other Named Executive Officers for services in all capacities to Getty and its subsidiaries during the periods indicated.

Name and act Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(2)	Total Compensation
Christopher J. Constant	2021	543,077	450,000	854,700	0	0	0	70,072	1,917,849
President and Chief Executive Officer	2020	522,692	400,000	724,500	0	0	0	67,572	1,714,764
	2019	511,538	355,000	746,775	0	0	0	66,572	1,679,885
Mark J. Olear	2021	445,846	300,000	619,658	0	0	0	55,872	1,421,376
Executive Vice President,	2020	433,269	270,000	533,232	0	0	0	54,372	1,290,873
Chief Investment Officer and Chief Operating Officer	2019	424,615	245,000	547,635	0	0	0	53,622	1,270,872
Joshua Dicker	2021	408,077	300,000	619,658	0	0	0	52,372	1,380,107
Executive Vice President,	2020	388,269	270,000	533,232	0	0	0	49,872	1,241,373
General Counsel and Secretary	2019	379,615	245,000	547,635	0	0	0	49,122	1,221,372
Brian R. Dickman	2021	415,000	300,000	427,350	0	0	0	51,592	1,193,942
Executive Vice President,	2020	9,577	250,000	432,450	0	0	0	2,104	694,131
Chief Financial Officer and Treasurer

(1)	Stock awards are in the form of restricted stock units (RSUs). The amount reflected is the grant date fair value computed in accordance with FASB ASC Topic 718. The value of future dividends is assumed to be reflected in the closing per share price of the common stock, and, consequently, in the fair value of each award. Therefore, the dividend equivalents paid on RSUs are not shown separately in this table. The Company pays dividend equivalents on RSUs only to the extent dividends are declared on shares of its common stock.
(2)	All Other Compensation includes (a) profit sharing and Company matching contributions under the Retirement Plan, (b) contributions under the Supplemental Retirement Plan, (c) life insurance premiums, and (d) perquisites and other personal benefits received by the NEOs that exceeded $10,000 in the aggregate for the year, which consist only of automobile allowances. See “All Other Compensation” table, below.

38	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

All Other Compensation

The following table sets forth information about amounts included in the All Other Compensation column of the Summary Compensation Table.

Name	Year	Profit Sharing Contribution ($)	Company Match Under 401(k) Provisions ($)	Supplemental Retirement Plan ($)	Life Insurance(1) ($)	Perquisites and Other Personal Benefits(2) ($)	Total All Other Compensation ($)
Christopher J. Constant	2021	4,372	8,700	41,928	1,872	13,200	70,072
	2020	4,323	8,550	39,627	1,872	13,200	67,572
	2019	4,271	8,400	38,829	1,872	13,200	66,572
Mark J. Olear	2021	4,372	8,700	31,928	1,872	9.000	55,872
	2020	4,323	8,550	30,627	1,872	9,000	54,372
	2019	4,271	8,400	30,079	1,872	9,000	53,622
Joshua Dicker	2021	4,372	8,700	28,428	1,872	9,000	52,372
	2020	4,323	8,550	26,127	1,872	9,000	49,872
	2019	4,271	8,400	25,579	1,872	9,000	49,122
Brian R. Dickman	2021	4,372	8,700	28,428	1,092	9,000	51,592
	2020	102	0	1,627	0	375	2,104

(1)	All life insurance policy premiums relate to term life insurance policies.
(2)	Perquisites and Other Personal Benefits consist only of an automobile allowance.

2021 Compensation Disclosure Ratio of the Median Annual Total Compensation of All Company Employees to the Annual Total Compensation of the Company’s Chief Executive Officer

Mr. Christopher J. Constant, who serves as the Company’s President and Chief Executive Officer, had fiscal 2021 total compensation of $1,917,849, as reflected in the Summary Compensation Table included in this Proxy Statement. We estimate that the annual compensation for the median employee of the Company, excluding our Chief Executive Officer, was $229,236 for 2021. As a result, Mr. Constant’s 2021 annual compensation was approximately eight times that of the median annual compensation for all employees.

GETTY REALTY 2022 Proxy Statement	39

Executive Compensation (continued)

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

(1)	For purposes of this disclosure, as permitted by SEC regulations, we used the same median employee as in our 2020 proxy statement because there was no change in our employee population or employee compensation arrangements during 2021 that we reasonably believed would result in a significant change to our pay ratio disclosure.

(2)	For purposes of reporting the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and the median employee’s total compensation paid during the fiscal year ended December 31, 2021 were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation. Pay ratios that are reported by our peers may not be directly comparable to ours because of differences in the composition of each company’s workforce, as well as the assumptions and methodologies used in calculating the pay ratio, as permitted by SEC rules.

2021 Grants of Plan Based Awards

								All Other Stock Awards:	All Other Option Awards:	Grant Date Fair
		Estimated Future Payouts Under Non Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Number of Shares of Stock or Units (#)(1)	Number of Securities Underlying Options (#)	Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher J. Constant	3/1/21	0	0	0	0	0	0	30,000	0	$854,700
Mark J. Olear	3/1/21	0	0	0	0	0	0	21,750	0	619,658
Joshua Dicker	3/1/21	0	0	0	0	0	0	21,750	0	619,658
Brian R. Dickman	3/1/21							15,000	0	427,350

(1)	Stock awards are in the form of RSUs that vest ratably over a five-year period commencing on the first anniversary of the grant date, with accelerated vesting in the event of death or termination of service by the Company without cause.
(2)	Grant date fair value is computed in accordance with FASB ASC Topic 718.

40	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

2021 Outstanding Equity Awards at Year-End

The following table provides information as to outstanding Stock Options and RSUs held by each of the NEOs at December 31, 2021.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher J Constant						3/1/21	30,000	962,700
						3/2/20	20,000	641,800
						3/1/19	13,500	433,215
						3/1/18	7,000	224,630
						3/1/17	3,000	96,270
Mark J. Olear						3/1/21	21,750	697,958
						3/2/20	14,720	472,365
						3/1/19	9,900	317,691
						3/1/18	5,200	166,868
						3/1/17	2,200	70,598
Joshua Dicker						3/1/21	21,750	697,958
						3/2/20	14,720	472,365
						3/1/19	9,900	317,691
						3/1/18	5,200	166,868
						3/1/17	2,200	70,598
Brian R. Dickman						3/1/21	15,000	481,350
						12/14/20	12,000	385,080

(1)	The term of the Company’s Stock Option Plan expired in 2008. Stock Options may no longer be granted pursuant to the Stock Option Plan. There are no stock options outstanding under the Stock Option Plan.
(2)	Stock awards are in the form of RSUs that vest ratably over a five-year period commencing on the first anniversary of the grant date, with accelerated vesting in the event of death or termination of employment by the Company without cause.

GETTY REALTY 2022 Proxy Statement	41

Executive Compensation (continued)

2021 Option Exercises and Stock Vested

The following Option Exercises and Stock Vested table provides additional information about the stock awards that vested during the year ended December 31, 2021.

Name	Option Awards(1)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Christopher J. Constant	N/A	N/A	19,000	541,310
Mark J. Olear	N/A	N/A	13,780	392,592
Joshua Dicker	N/A	N/A	13,780	392,592
Brian R. Dickman	N/A	N/A	3,000	94,290

(1)	The term of the Company’s Stock Option Plan expired in 2008. Stock options may no longer be granted pursuant to the Stock Option Plan. There are no stock options outstanding under the Stock Option Plan.
(2)	Reflects the number of RSUs that vested during 2021.
(3)	Reflects an amount equal to the number of RSUs that vested in 2021 multiplied by the closing price of the underlying shares of Getty common stock on the applicable vesting date. Settlement of these vested RSUs is deferred pursuant to the terms of the RSU award agreement until the earlier of the tenth anniversary of the grant date (or the tenth anniversary of the first vesting date for RSUs granted in 2016-2018), or the NEO’s termination of service. Settlement of vested RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009. The Value Realized on Vesting for all NEOs is included as Registrant Contributions in the Nonqualified Deferred Compensation table, below.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings (Loss) in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
Christopher J. Constant
Supplemental Retirement Plan	0	39,627	61,391	0	399,764
Vested RSUs	0	541,310	292,248	0	2,382,683
Total	0	580,937	353,639	0	2,782,447
Mark J. Olear
Supplemental Retirement Plan	0	30,627	60,144	0	312,233
Vested RSUs	0	392,592	211,588	0	1,584,604
Total	0	423,219	271,732	0	1,896,837
Joshua Dicker
Supplemental Retirement Plan	0	26,127	31,826	0	408,522
Vested RSUs	0	392,592	196,978	0	2,258,494
Total	0	418,719	228,804	0	2,667,016
Brian R. Dickman
Supplemental Retirement Plan	0	1,627	0	0	1,628
Vested RSUs	0	94,290	1,980	0	96,270
Total	0	95,917	1,980	0	97,898

(1)	The amount reported for each executive in the column “Registrant Contributions in Last FY” for the Supplemental Retirement Plan represents the respective amount reported for each executive for the prior year, 2020, in the column “Supplemental Retirement Plan” in the All Other Compensation Table above, and the amount reported for Vested RSUs is equal to the Value Realized on Vesting reflected in the 2021 Option Exercises and Stock Vested table above.
(2)	For RSUs, the aggregate earnings (loss) reflect the change in value of the shares of Getty common stock subject to the RSUs calculated based on the change in the closing price from December 31, 2020 to December 31, 2021, for RSUs that vested prior to 2021, and the change in the closing price from the vesting date to December 31, 2021 for RSUs that vested in 2021. Settlement of vested RSUs is deferred pursuant to the terms of the RSU award agreement until the earlier of the tenth anniversary of the grant date (or the tenth anniversary of the first vesting date, for RSUs granted in 2016-2018), or the NEO’s termination of service. Settlement of vested RSUs granted prior to 2009 is deferred until termination of service pursuant to the award agreements in effect prior to 2009.
(3)	The Aggregate Balance includes the balances accumulated under the Supplemental Retirement Plan and the aggregate value of all vested RSUs for which settlement has been deferred based on $32.09 per share, the closing price of Getty common stock on December 31, 2021.

42	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

Getty maintains the Supplemental Retirement Plan for NEOs and other senior management employees. The Board of Directors has sole discretion to select annually the eligible employees for whom contributions will be made. Under the Supplemental Retirement Plan, which is not qualified for purposes of Section 401(a) of the Internal Revenue Code, a participating employee may receive in his or her trust account an amount equal to 10% of such employee’s compensation (as defined in the Supplemental Retirement Plan), reduced by the amount of any contributions allocated to the employee by the Company under the Retirement Plan. Amounts contributed by the Company for 2021 to the Supplemental Retirement Plan for our NEOs were calculated based upon the definition of eligible compensation in the Supplemental Retirement Plan which excludes everything other than base salary as the basis for computation of eligible compensation. The amounts held in trust under the Supplemental Retirement Plan may be used to satisfy claims of general creditors in the event of Getty’s or any of its subsidiaries’ bankruptcy. An employee’s account vests in the same manner as under the Retirement Plan and is paid upon separation of service from the Company. Under the Supplemental Retirement Plan, during any year the Board of Directors may elect not to make any payment to the account of any or all eligible employees.

Potential Payments upon Termination or Change in Control

Each of the award agreements for outstanding RSUs granted to our employees, including our NEOs, contains a provision that causes the unvested RSUs to vest upon the NEO’s death or termination of the NEO’s employment without cause. The award agreements also provide for optional vesting of unvested RSUs in the event of the “Retirement” (as defined in the award agreement) of the subject employee, including our NEOs, if approved by the Compensation Committee in its discretion. In the event of a termination of employment without cause, the value as of December 31, 2021 of RSUs that would vest upon such termination would be as follows: Mr. Constant – $2,358,615; Mr. Olear – $1,725,479; Mr. Dicker – $1,725,479; and Mr. Dickman – $866,430.

We do not provide any compensation or benefits to any of our NEOs solely on account of the occurrence of a change in control of the Company. The RSU award agreements do not provide for accelerated vesting upon the occurrence of a change in control.

Equity Compensation Plans

The following chart presents information regarding Getty’s equity compensation plans as of December 31, 2021:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this chart)
Equity Compensation Plans approved by stockholders:
- the 2004 Plan	3,776,246(1)	$0.00	2,854,846(2)
Equity Compensation Plans not approved by stockholders	N/A	N/A	N/A
Total	3,776,246		2,854,846

(1)	Represents shares underlying outstanding vested and unvested RSUs that are settleable, in the discretion of the Compensation Committee, in cash or in shares of the Company’s common stock.
(2)	The 2004 Plan permits awards of restricted stock, RSUs, cash, stock or other equity-based awards.

GETTY REALTY 2022 Proxy Statement	43

Executive Compensation (continued)

Director Compensation

The following text and table discuss the compensation paid to each of our non-employee directors for 2021:

For 2021 (i) all non-employee directors received an annual director fee of $40,000; (ii) Members of our Audit Committee received an annual fee of $12,500, except for the Chairman of the Audit Committee, who received an annual fee of $20,000; (iii) Members of our Compensation Committee received an annual fee of $5,000, except for the Chairman of the Compensation Committee, who received an annual fee of $7,500; and (iv) Members of our Nominating/Corporate Governance Committee received an annual fee of $5,000, except for the Chairman of the Nominating/Corporate Governance Committee, who received an annual fee of $7,500. In addition, Mr. Safenowitz received a fee of $12,500 for his first quarter 2021 services as Lead Independent Director, and thereafter received a prorated annual fee for his services as Chairman of the Board in 2021, as described below. All annual fees payable to directors are paid in four equal quarterly installments and prorated for partial years of service.

Non-employee directors are also reimbursed for travel and other expenses related to Company business.

Mr. Liebowitz served as our Chairman of the Board from 1971 until his retirement in February 2021. Mr. Liebowitz had retired as an employee of the Company on June 28, 2013. For 2021, the annual fee for services as Chairman of the Board was $125,000 (paid quarterly). Mr. Liebowitz received a fee of $31,250 for his first quarter services as Chairman of the Board, in addition to the first quarter director fee of ($10,000) paid to all non-employee directors, as noted above. Following his appointment to the position of Chairman of the Board, Mr. Safenowitz received a prorated annual fee of $93,750 (payable in three quarterly installments of $31,250 each) for his services as Chairman of the Board, in addition to the quarterly installments of the annual director fee paid to all non-employee directors, as noted above. Mr. Constant is not separately compensated for his services on the Board of Directors; his compensation for services as an employee is discussed in the “Compensation Discussion and Analysis” section on page 32 of this Proxy Statement.

Generally, to better align the interests of our non-employee directors with the interests of the Company’s stockholders, the Compensation Committee grants equity-based awards under the 2004 Plan to the Company’s non-employee directors consisting of RSUs (including dividend equivalents paid with respect to such RSUs). RSU awards vest ratably over a five-year period commencing with the first anniversary of the grant date. RSUs granted before 2009 provide for settlement upon termination of service as a director and RSUs granted in 2009 and thereafter provide for settlement upon the earlier of the tenth anniversary of the grant date (or the tenth anniversary of the first vesting date, for RSUs granted in 2016-2018), or upon termination of service as a director. The award agreements also provide for optional vesting of a director’s RSUs in the event of the “Retirement” (as defined in the award agreement) of the subject non-employee director, if approved by the Compensation Committee in its discretion.

In February 2021, the Compensation Committee approved a grant of 7,000 RSUs to each of the non-employee directors, excluding Mr. Liebowitz, who retired as Chairman of the Board effective February 2021. In connection with Ms. Infurna’s appointment to the Board of Directors in July 2021, the Compensation Committee approved a grant of 3,500 RSUs to Ms. Infurna. The Compensation Committee’s determination to award RSUs was in order to further align the interests of directors with the Company’s stockholders and also to provide additional value to directors for their contributions to the Company.

44	GETTY REALTY 2022 Proxy Statement

Executive Compensation (continued)

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation	All Other Compensation ($)	Total ($)
Milton Cooper	50,000	199,430	—	—	—	—	249,430
Philip E. Coviello	70,000	199,430	—	—	—	—	269,430
Evelyn León Infurna	22,500	108,535	—	—	—	—	131,035
Leo Liebowitz(2)	41,250	0	—	—	—	—	41,250
Mary Lou Malanoski	56,250	199,430	—	—	—	—	255,680
Richard E. Montag	57,500	199,430	—	—	—	—	256,930
Howard B. Safenowitz	140,000	199,430	—	—	—	—	339,430
	$437,500	$1,105,685	$0	$0	$0	$0	$1,543,185

(1)	The Company granted 7,000 RSUs to each non-employee director in 2021 (excluding Mr. Liebowitz, who retired as Chairman of the Board effective February 2021), which is the same number granted to each non-employee director in 2020. Ms. Infurna received a grant of 3,500 RSUs in 2021 in connection with her appointment to the Board of Directors in July 2021. The fair value of these RSUs was determined based on the closing market price of Getty’s stock on the date of grant without consideration of the five-year vesting period of the restricted stock award. These RSUs provide for settlement, to the extent vested, upon the earlier of the tenth anniversary of the date of grant (or the tenth anniversary of the first vesting date, for RSUs granted in 2016-2018), or the termination of service from the Board of Directors. At December 31, 2021, Messrs. Cooper, Coviello, Liebowitz and Safenowitz each had 37,300 vested and 20,200 unvested RSUs outstanding, of which, in each case, 6,000 RSUs vested during the year ended December 31, 2021. At December 31, 2021, Mr. Montag had 34,800 vested and 20,200 unvested RSUs outstanding, of which 6,000 RSUs vested during the year ended December 31, 2021. At December 31, 2021, Ms. Malanoski had 6,000 vested and 18,000 unvested RSUs outstanding, of which 3,400 RSUs vested during the year ended December 31, 2021. At December 31, 2021, Ms. Infurna had 0 vested and 3,500 unvested RSUs outstanding.
(2)	Mr. Liebowitz retired from the Board of Directors in February 2021 and received prorated fees for the portion paid in cash for his service as a director through the date of his retirement.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee for calendar year 2021 were Messrs. Cooper, Coviello, Montag and Safenowitz. There were no Compensation Committee interlocks to report in 2021.

GETTY REALTY 2022 Proxy Statement	45

Proposal No. 2

Advisory (Non-Binding) Vote On Named
Executive Compensation (Say-On-Pay)

(Item No. 2 on the Proxy Card)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast an advisory (non-binding) vote on named executive compensation, commonly referred to as a “Say-on- Pay” vote.

The Dodd-Frank Act also requires that a “say-on-frequency” vote be held at least every six years. At the Company’s 2017 Annual Meeting, we held a vote, on an advisory basis, on whether to hold an advisory vote on named executive compensation every year, every two years, or every three years. Accordingly, the next “say-on-frequency” vote will be held at the Company’s 2023 Annual Meeting. At the 2017 Annual Meeting, the Company’s stockholders voted, on an advisory basis, to recommend that the future advisory votes on named executive compensation be held annually, which was consistent with the recommendation of the Board of Directors. Accordingly, we have held an advisory vote on named executive compensation at each Annual Meeting since the 2017 Annual Meeting.

The affirmative vote of a majority of the votes cast at the Annual Meeting will be necessary to approve the advisory vote on named executive compensation. For purposes of the advisory vote to approve the named executive officer compensation, abstentions and broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

The advisory vote on named executive compensation is a non-binding vote on the compensation of our NEOs as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this Proxy Statement. The Compensation Discussion and Analysis section starts on page 32 of this Proxy Statement. Please read the Compensation Discussion and Analysis section which provides a detailed discussion of our executive compensation program and compensation philosophy, including information about 2021 compensation of our NEOs. This advisory vote on executive compensation is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

The vote solicited by this Proposal No. 2 is advisory and therefore is not binding on the Company, our Board of Directors or our Compensation Committee. The outcome of the vote will not require the Company, our Board of Directors or our Compensation Committee to take any action and will not be construed as overruling any decision by the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory vote primarily relates to the compensation of  our NEOs that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board of Directors, including our Compensation Committee, values the opinions of our stockholders, and, to the extent there is any significant vote against the NEO compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions, if any, may be appropriate to address those concerns. Stockholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 2:

RESOLVED, that the stockholders of Getty Realty Corp. approve, on an advisory basis, the Named Executive Officer compensation as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement.

Recommendation

The Board of Directors unanimously recommends a vote “FOR” approval of the foregoing resolution. Proxies will be so voted unless stockholders specify otherwise in their proxies.

46	GETTY REALTY 2022 Proxy Statement

Report of the Audit Committee

To Our Stockholders:

This report addresses our compliance with rules of the Securities and Exchange Commission (the “SEC”) and the listing standards of the New York Stock Exchange (the “NYSE”) designed to enhance audit committee effectiveness to improve public disclosure about the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies.

Oversight Responsibilities

The Audit Committee of the Board of Directors of Getty Realty Corp., a Maryland corporation (the “Company”), is responsible for providing objective oversight of the Company’s financial accounting and reporting functions, system of internal control and audit process. The Audit Committee also oversees the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of the Company’s internal audit function and the independent auditors, the Company’s compliance programs, including the Company’s Business Conduct Guidelines, and Complaint and Investigation Procedures, and the Company’s policies and procedures related to risk assessment and risk management. The Audit Committee operates under a written charter adopted by the Board of Directors that outlines its responsibilities and the procedures that it follows. A copy of the Audit Committee’s Charter is available on the Investor Relations section on the Company’s website located at www.gettyrealty.com and is available in print to any stockholder who requests it. The Audit Committee reviews and assesses the adequacy of its charter at least annually and, when appropriate, recommends to the Board of Directors changes to the charter to reflect the evolving role of the Audit Committee. As part of the foregoing process, in February 2022, the Audit Committee amended the Audit Committee’s Charter to codify the Audit Committee’s long-standing practice of overseeing the Company’s policies and procedures related to risk assessment and risk management, including with respect to information security and data protection.

Internal Control and Financial Reporting Process

The Company’s management is responsible for the Company’s system of internal control and its financial reporting process. The independent registered public accountants, PricewaterhouseCoopers LLP, are responsible for performing an independent integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue a report thereon. The Audit Committee is responsible for the monitoring and oversight of these processes.

Enterprise Risk Management

The Audit Committee assists the Board of Directors in its oversight of the Company’s external and internal enterprise risks, which includes assessing such risks and the effectiveness of the Company’s risk mitigation efforts, as well as the Company’s policies and procedures relating to risk mitigation and risk control for the enterprise as a whole. The Audit Committee’s oversight function includes responsibility for evaluating the impact such risks and risk mitigation efforts have had or may have on the Company’s financial reporting process and financial reports. At each quarterly meeting, the Audit Committee receives a comprehensive enterprise risk management report from the Chief Executive Officer with respect to the Company’s enterprise risk management practices and risk mitigation efforts which includes a review of the developments in such risks or mitigation efforts from previous periods. The Audit Committee Chair reports to the full Board of Directors after each quarterly meeting on any material developments in these risks overseen by the Audit Committee and the full Board of Directors reviews these risks as they may impact the enterprise at large.

Information Security and Data Protection

As part of the Audit Committee’s risk oversight function, at each quarterly meeting, the Audit Committee receives a report from its senior management, including its Chief Executive Officer, Chief Financial Officer or General Counsel, on the Company’s program, policies and procedures related to information security and data protection, including as they relate to financial reporting and controls and procedures with respect thereto. The Audit Committee Chair reports to the full Board of Directors after each quarterly meeting on any material developments overseen by the Audit Committee, including with respect to information security and data protection, and the full Board of Directors reviews these risks as they may impact the enterprise at large, including with respect to information security and data protection. The Company utilizes a commercially available third-party hosted cloud network environment with commercially available systems, software, tools and monitoring to provide security to protect its information and data and alert it to potential information security breaches. The third party engaged by the Company to oversee and host its network was engaged, in part, because of its experience with information security and data protection and products designed to manage against information and data security breaches. The Company conducts

GETTY REALTY 2022 Proxy Statement	47

Report of the Audit Committee (continued)

mandatory annual cybersecurity training for employees and has information security and data privacy policies and procedures in place applicable to the Company’s directors, officers, and employees. For the years ended December 31, 2021, 2020 and 2019 the Company did not incur any expenses for penalties or settlements related to any information security breaches experienced by the Company.

Independence/Qualifications

The Audit Committee is composed entirely of non-employee directors. The Board of Directors determined that for the year ended December 31, 2021 each member of the Audit Committee was “independent”, as such term is defined in the listing standards of the NYSE, as well as under the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules and that each member who served on the Audit Committee for 2021 is “financially literate”, as such term is defined in the listing standards of the NYSE. The Board of Directors also determined that for the year ended December 31, 2021, Ms. Malanoski and Messrs. Coviello and Montag each qualified as an “audit committee financial expert” under the relevant rules of the SEC and each had the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Sarbanes-Oxley Act Compliance

During the past year, the Audit Committee met regularly with management to assure that the Company’s internal control over financial reporting continued to meet applicable standards under the Sarbanes-Oxley Act and are compliant with the listing standards of the NYSE. The Company’s internal control over financial reporting was reviewed and tested by PricewaterhouseCoopers LLP, our independent auditors. Their report is included in our Annual Report on Form 10-K for the year ended December 31, 2021. At the Audit Committee meeting held on February 23, 2022, the Committee reviewed the Company’s internal control over financial reporting with management and PricewaterhouseCoopers LLP and determined that the Company is in compliance with the requirements applicable to it.

Financial Statements

With regard to our audited financial statements, the Audit Committee has:

(1)	reviewed and discussed the audited financial statements with management and with PricewaterhouseCoopers LLP;
(2)	discussed with PricewaterhouseCoopers LLP those matters required to be discussed under PCAOB standards, including those required by Auditing Standard No. 1301 (Communications with Audit Committees);
(3)

(a) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and (b) discussed with PricewaterhouseCoopers LLP their independence; and

(4)	based upon the review and discussions set forth in paragraphs (1) through (3) above, it was recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.

Prior to the filing with the SEC of each of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2021, the Audit Committee Chairman or another member of the Audit Committee reviewed with the Company’s management and PricewaterhouseCoopers LLP the Company’s interim financial results to be included in such reports and the matters required to be discussed by Auditing Standard No. 1301.

The report of the Audit Committee should not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates this information by reference, and should not otherwise be deemed filed under the Securities Act or the Exchange Act.

Audit Committee:

Philip E. Coviello (Chairman)
Mary Lou Malanoski
Richard E. Montag

48	GETTY REALTY 2022 Proxy Statement

Proposal No. 3

Ratification of Appointment of Independent
Registered Public Accounting Firm

(Item No. 3 on the Proxy Card)

On February 23, 2021, the Audit Committee appointed the firm of PricewaterhouseCoopers LLP (“PwC”), subject to ratification by the stockholders at the Annual Meeting, to audit the accounts of Getty with respect to our operations for the year ending December 31, 2021 and to perform such other services as may be required. There are no affiliations between the Company and PwC, its partners, associates or employees, other than pertaining to its engagement as independent registered public accountants for the Company in previous years. Should PwC be unable to perform these services for any reason, the Audit Committee will appoint another independent registered public accounting firm to perform these services. As long as a quorum is present, a majority of votes cast at the Annual Meeting is necessary to ratify the appointment of the independent registered public accounting firm. For purposes of the appointment of PwC, abstentions are not considered votes cast and will have no effect on the outcome of this proposal. (The ratification of the appointment of auditors is considered a “routine” matter under The New York Stock Exchange (“NYSE”) rules for which brokers, banks, nominees or other record holders have discretionary authority to vote without receiving instructions from the beneficial owner of the shares. See “Broker Non-Votes” at page 7 of this Proxy Statement for further information.)

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee is responsible for the audit fee negotiations associated with the Company’s retention of PwC. The Audit Committee’s Pre-Approval Policy requires pre-approval of services to be provided by PwC. The policy authorizes the Audit Committee to delegate to one or more of its members, and the Audit Committee has delegated to each of its members, authority to pre-approve non-audit services. Each member is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the non-audit services performed by PwC in 2020 and 2021 were pre-approved by the Audit Committee.

The fees payable to PwC, our independent registered public accounting firm, related to services provided for the years ended December 31, 2021 and 2020 were as follows:

		2021	2020
(a)	Audit Fees(1)	$801,510	$1,294,000
(b)	Audit Related Fees (assurance and related services reasonably related to audit or review of financial statements not reported under (a))(2)	$100,000	$216,000
(c)	Tax Fees (professional services for tax compliance, advice and planning)(3)	$341,000	$307,000
(d)	All Other Fees	$—	$—

(1)	Includes the aggregate fees and expenses paid for professional services rendered by PwC for the integrated audit of the Company’s annual consolidated financial statements for the year and of its internal control over financial reporting as of year-end and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the year.
(2)	Represents fees for professional services rendered by PwC related to the comfort letters and other audit related services.
(3)	Represents fees for federal and state tax compliance, planning and tax research.

Representatives of the firm of PwC are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Recommendation

The Board of Directors recommends that you vote “FOR” the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

GETTY REALTY 2022 Proxy Statement	49

Proposal No. 4

Approval of the Charter Amendment Proposal

(Item No. 4 on the Proxy Card)

Introduction

Our Board of Directors, based upon the recommendation of our Nominating/Corporate Governance Committee, has declared advisable and recommends that our stockholders approve an amendment to the Company’s Charter (the “Proposed Charter Amendment”) to provide the Company’s stockholders the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the matter pursuant to a binding proposal timely submitted by a stockholder (or stockholder group) that satisfies the ownership and other eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the periods and as of the dates specified in Rule 14a-8. Additionally, the Proposed Charter Amendment will continue to reserve to our Board of Directors the power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws. We refer in this Proxy Statement to this proposal for our stockholders to approve the Proposed Charter Amendment to provide both our Board of Directors and our stockholders the concurrent power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws on the terms set forth in the form of Articles of Amendment annexed to this Proxy Statement on the attached Appendix A, as the “Charter Amendment Proposal.”

Background

On February 23, 2022, our Board of Directors, based upon the recommendation of our Nominating/Corporate Governance Committee, amended Article XIV of the Bylaws to provide that in addition to the power of our Board of Directors to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws, the Company’s stockholders have the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the matter pursuant to a binding proposal timely submitted by a stockholder (or stockholder group) that satisfies the ownership and other eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the periods and as of the dates specified in Rule 14a-8. Previously, Article XIV of the Bylaws provided that our Board of Directors had the exclusive power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws. The amendment to Article XIV of the Bylaws was effectively immediately upon approval our Board of Directors.

As of the date of this Proxy Statement, our Charter is silent as to the rights of the stockholders and our Board of Directors to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws. Accordingly, Article XIV of the Bylaws is subject to subsequent amendment by either (a) our Board of Directors, or (b) by the Company’s stockholders by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the matter pursuant to a binding proposal timely submitted by a stockholder (or stockholder group) that satisfies the ownership and other eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the periods and as of the dates specified in Rule 14a-8.

Our Board of Directors and our Nominating/Corporate Governance Committee are committed to good corporate governance and each carefully considered the advantages and disadvantages of adopting a change to both our Charter and Bylaws to allow for both our stockholders, as well as our Board of Directors, to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms set forth in the Proposed Charter Amendment and Article XIV of the Bylaws, respectively. (For additional information regarding the recent corporate governance actions that our Nominating/Corporate Governance Committee and our Board of Directors have taken, please refer to “Corporate Governance and Related Matters—Committees—Nominating/ Corporate Governance Committee—Governance Oversight—Stockholder Ability to Amend the Company’s Bylaws; Opt Out of the Maryland Unsolicited Takeover Act.”) The Company’s Bylaws establish a number of fundamental corporate governance operating principles, including rules for meetings of directors and stockholders and the election and duties and responsibilities of directors and officers, among other provisions. In the past, our Board of Directors believed that the position under the Maryland General Corporation Law provided an effective means for our Board of Directors to ensure that any amendments to our Bylaws were prudent and designed to protect and maximize long-term value for all stockholders. More recently, the Nominating/Corporate Governance Committee considered the various positions for and against allowing stockholders to amend the Bylaws. After weighing these considerations, and upon the recommendation of the Nominating/Corporate Governance Committee, our Board of Directors has determined that it is advisable, subject to approval of the Charter Amendment Proposal

50	GETTY REALTY 2022 Proxy Statement

by the stockholders, to amend the Charter to ensure our Board of Directors and the stockholders will have the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws as contemplated in the Proposed Charter Amendment. If the Charter Amendment Proposal is approved, any subsequent amendments to repeal the new Section 6.10 of Article VI set forth in the proposed Articles of Amendment reserving to both our Board of Directors and the Company’s stockholders the power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws on the terms therein set forth would require approval by the affirmative vote of the holders of a majority of the shares entitled to be cast on the matter. Our Board of Directors believes that this is an appropriate protection of our stockholders’ power to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws.

The general description of the Proposed Charter Amendment set forth above is qualified in its entirety by reference to the text of the Proposed Charter Amendment, which is contained in a proposed new Section 6.10 of Article VI set forth in the proposed Articles of Amendment attached as Appendix A to this Proxy Statement and is incorporated by reference herein. The Proposed Charter Amendment is analogous to the amendment to Article XIV of the Bylaws that was previously approved by the Board of Directors. Article XIV of the Bylaws, as amended on February 23, 2022, is set forth in Appendix B attached to this Proxy Statement.

Effects of the Charter Amendment Proposal

If the Charter Amendment Proposal is approved by the requisite vote of our stockholders described below under the caption “Vote Required,” the Proposed Charter Amendment will become effective upon the filing of Articles of Amendment with the State Department of Assessments and Taxation in Maryland (the “SDAT”) and reflect the adoption of a new Section 6.10 of Article VI of the Charter. If the Charter Amendment Proposal is not approved by the requisite vote of our stockholders, then the Articles of Amendment will not be filed with the SDAT and our Charter will not reserve to both our Board of Directors and our stockholders the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws on the terms set forth in the Articles of Amendment. Article XIV of our Bylaws, however, will continue to provide that, in addition to the power of our Board of Directors to alter, repeal, amend or rescind any provision of the Bylaws and to make new Bylaws, the Company’s stockholders have the power to alter, repeal, amend or rescind the Bylaws or to make new Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote on the matter pursuant to a binding proposal timely submitted by a stockholder (or stockholder group) that satisfies the ownership and other eligibility requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for the periods and as of the dates specified in Rule 14a-8.

Vote Required

Pursuant to Getty’s Charter, the Charter Amendment Proposal requires the affirmative vote of a majority of all the votes entitled to be cast on the proposal at the Annual Meeting. For purposes of the Charter Amendment Proposal, abstentions will have the same effect as a vote against the proposal. Broker non-votes are not considered votes cast and will have no effect on the outcome of this proposal.

Recommendation

The Board of Directors unanimously recommends that you vote “FOR” the Charter Amendment Proposal.

GETTY REALTY 2022 Proxy Statement	51

Deadlines for Submitting Stockholder Nominees for Director and Other Stockholder Proposals for the 2022 Annual Meeting

Stockholder proposals to be considered for inclusion in next year’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act must be received by November 17, 2022. Any stockholder proposal or director nomination to be presented at the 2023 annual meeting that is not intended to be included in next year’s Proxy Statement will be considered untimely if we receive it before January 26, 2023 or after February 25, 2023. Such proposals and nominations also must be made in accordance with our Bylaws. An untimely proposal may be excluded from consideration at the 2023 annual meeting.

Section 16(A) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, Getty’s officers and directors are required to file reports of ownership and changes in ownership of Getty equity securities with the SEC and the NYSE. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the Forms 3, 4 and 5 filed with the SEC during 2021 and written representations provided by our directors and officers, Getty believes that during 2021 all of our officers and directors complied with the Section 16(a) requirements.

Other Matters

Management does not know of any matters, other than those referred to above, to be presented at the meeting for action by the stockholders. However, if any other matters are properly brought before the meeting, or any adjournment or adjournments or postponements thereof, we intend to cast votes pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

We are furnishing proxy materials to our stockholders through the internet as permitted under the rules of the Securities and Exchange Commission. Under these rules, many stockholders will receive the Notice of Internet Availability instead of a paper copy of the Notice of Annual Meeting of Stockholders and Proxy Statement, our proxy card, and our Annual Report to Stockholders. Stockholders who do not receive a Notice of Internet Availability will receive a paper copy of the proxy materials by mail. The Notice of Internet Availability instructs you how you may submit your proxy over the internet. If your shares are held in “street name”, which means they are held for your benefit in the name of a broker, bank, nominee or other record holder, you will receive instructions from your broker, bank, nominee or other record holder on how you can indicate the votes you wish to cast with respect to your shares. Please be aware that beneficial owners of shares held in “street name” must enter the control number found on their proxy card, voting instruction form or Notice of Internet Availability in order to vote during the virtual Annual Meeting. You may revoke your proxy at any time prior to it being exercised. Record holders may revoke their proxy by voting via the website during the meeting or by submitting a new proxy, dated after the date of the proxy to be revoked, to the Secretary of the Company at the Company’s address shown on the first page of this Proxy Statement, prior to the Annual Meeting. If your shares are held in “street name”, you must contact your broker, bank, nominee or other record holder for instructions on revoking your proxy. Brokerage houses and other custodians will be requested to forward solicitation material to beneficial owners of stock that they hold of record. We will reimburse brokerage houses, banks and custodians for their out of pocket expenses in forwarding proxy material to the beneficial owners. The cost of this solicitation, which will be effected by mail, will be borne by us.

March 16, 2022
By Order of the Board of Directors,

/s/ Joshua Dicker
Joshua Dicker
Executive Vice President, Secretary and General Counsel

52	GETTY REALTY 2022 Proxy Statement

Appendix A

Getty Realty Corp. Articles of Amendment

GETTY REALTY CORP., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland in Baltimore County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to add a new Section 6.10 to Article VI of the Charter as follows:

“Section 6.10. Bylaw Amendments.

Section 6.10.1 By Directors. The Board of Directors of the Corporation is authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

Section 6.10.2 By Stockholders. Pursuant to a binding proposal submitted for approval by the stockholders at a duly called annual meeting or special meeting of stockholders by a stockholder (or group of stockholders) that (a) provides to the secretary of the Corporation a timely notice of such proposal that satisfies the applicable notice procedures and all other relevant provisions of Section 3 and Section 12 of Article II of the Bylaws of the Corporation (or any successor provisions thereof), and applicable law, and (b) satisfies the ownership and other eligibility requirements of Rule 14a-8 under the U.S. Exchange Act of 1934, as amended, for the periods and as of the dates specified therein, the stockholders shall have the power to make, repeal, alter, amend and rescind the Bylaws if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.”

SECOND: The foregoing amendment does not increase the authorized stock of the Corporation.

THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

FOURTH: The foregoing amendment to the Charter of the Corporation shall become effective upon acceptance for record by the Maryland State Department of Assessments and Taxation.

FIFTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the act and deed of the Corporation, and further, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts relating to the Corporation are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

GETTY REALTY 2022 Proxy Statement	A-1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary on this____________day of_______________, 2022.

ATTEST:		GETTY REALTY CORP.

By:
Name:	Joshua Dicker		Name:	Christopher J. Constant
Title:	Executive Vice President, General Counsel and Secretary		Title:	President and Chief Executive Officer

Signature Page to Articles of Amendment for Getty Realty Corp.

A-2	GETTY REALTY 2022 Proxy Statement

Appendix B
Article XIV

Amendment of Bylaws

Section 1. By Directors. The Board of Directors shall have the power to adopt, alter, amend, or repeal any provision of these Bylaws and to make new Bylaws.

Section 2. By Stockholders. Pursuant to a binding proposal submitted for approval by the stockholders at a duly called annual meeting or special meeting of stockholders by a stockholder (or group of stockholders) that (a) provides to the secretary of the Corporation a timely notice of such proposal that satisfies the applicable notice procedures and all other relevant provisions of Section 3 and Section 12 of Article II of the Bylaws of the Corporation (or any successor provisions thereof), and applicable law, and (b) satisfies the ownership and other eligibility requirements of Rule 14a-8 under the U.S. Exchange Act of 1934, as amended, for the periods and as of the dates specified therein, the stockholders shall have the power to make, repeal, alter, amend and rescind the Bylaws if approved by the affirmative vote of a majority of all votes entitled to be cast on the matter.

GETTY REALTY 2022 Proxy Statement	B-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D69682-P66395 For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! GETTY REALTY CORP. ATTN: CHRISTOPHER J. CONSTANT 292 MADISON AVE 9TH FLOOR NEW YORK, NY 10017-6376 1c. Philip E. Coviello 1a. Christopher J. Constant 1b. Milton Cooper 1g. Howard B. Safenowitz 1e. Mary Lou Malanoski 1d. Evelyn León Infurna 1f. Richard E. Montag Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 2. ADVISORY (NON-BINDING) VOTE ON NAMED EXECUTIVE COMPENSATION (SAY-ON-PAY). 3. RATI F ICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022. 4. APPROVAL OF CHARTER AMENDMENT PROPOSAL. Note: And such other business as may properly come before the meeting or any adjournment thereof. 1. Election of Directors Nominees: GETTY REALTY CORP. The Board of Directors recommends you vote FOR the election of each of the following nominees: The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Withhold VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 25, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 21, 2022 for shares held in the Getty Realty Corp. Retirement and Profit Sharing Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GTY2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 25, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 21, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D69683-P66395 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. GETTY REALTY CORP. Annual Meeting of Stockholders April 26, 2022 2:30 PM EDT This proxy is solicited by the Board of Directors The undersigned stockholder of Getty Realty Corp. hereby constitutes and appoints CHRISTOPHER J. CONSTANT and BRIAN DICKMAN, and each of them individually, the true and lawful attorneys, agents and proxies of the undersigned, each with full power of substitution, to vote on all matters which may properly come before the 2022 Annual Meeting of Stockholders (or if only one shall be present and acting at the meeting then that one), all of the shares of common stock of the corporation that the undersigned would be entitled, if personally present, to vote at the Annual Meeting of Stockholders of the corporation to be held in a virtual format only, on April 26, 2022 at 2:30 PM EDT, and any adjournment or postponement thereof. This proxy will vote as the Board of Directors recommends where a choice is not specified. Continued and to be signed on reverse side